UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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IMS Health Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMS HEALTH INCORPORATED
901 Main Avenue
Norwalk, Connecticut 06851

March 29, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of IMS Health Incorporated on May 4, 2007, at 11:30 a.m. at The Hyatt Regency, 1800 East Putnam Avenue, Greenwich, Connecticut.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting and provides information about IMS.

Your vote is important. Whether you plan to attend the meeting or not, please vote by telephone, over the Internet or complete and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

Sincerely,

DAVID R. CARLUCCI

Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 4, 2007

DATE:	Friday, May 4, 2007
TIME:	11:30 a.m.
PLACE:	The Hyatt Regency 1800 East Putnam Avenue Greenwich, Connecticut

ITEMS OF BUSINESS:	1.	To elect three Class II Directors for a three-year term.
	2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.
	3.	To consider a shareholder proposal, if properly presented at the meeting.
	4.	To transact any other business that may properly come before the meeting.
RECORD DATE:	Holders of IMS Common Stock of record at the close of business on March 9, 2007 are entitled to vote at the meeting.
ANNUAL REPORT:	The IMS 2006 Annual Report to Shareholders, which is not part of the proxy soliciting materials, is enclosed.
PROXY VOTING:

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the attached Proxy Statement.

By Order of the Board of Directors,

ROBERT H. STEINFELD
Senior Vice President, General Counsel
and Corporate Secretary
Dated: March 29, 2007
Norwalk, Connecticut

IMS HEALTH INCORPORATED
901 Main Avenue
Norwalk, Connecticut 06851

PROXY STATEMENT

Introduction

You are invited to attend the 2007 Annual Meeting of Shareholders of IMS Health Incorporated (“IMS,” the “Company,” “we,” or “us”) on Friday, May 4, 2007, beginning at 11:30 a.m. The Meeting will be held at The Hyatt Regency, 1800 East Putnam Avenue, Greenwich, Connecticut.

Our Board of Directors is requesting your proxy to vote at the 2007 Annual Meeting of Shareholders and at any adjournment or postponement of the Meeting. We are sending this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, proxy card, and 2006 Annual Report to Shareholders to inform you about the Meeting and request that your shares be represented and voted at the Meeting. These materials are being mailed to shareholders entitled to vote at the Meeting starting March 29, 2007.

The Company

IMS is a leading global provider of market intelligence to the pharmaceutical and healthcare industries. We are incorporated in the state of Delaware, have operations in more than 100 countries and employ approximately 7,400 employees worldwide. Our principal executive offices are located at 901 Main Avenue, Norwalk, Connecticut 06851. Our telephone number is (203) 845-5200.

About the Annual Meeting

What is the purpose of the Meeting?

At the Annual Meeting, holders of IMS Common Stock will consider and act upon the following items of business:

—       Election of three Class II Directors for a three-year term;

—       Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007;

—       Consideration of a shareholder proposal, if properly presented at the Meeting; and

—       Transaction of any other business that may properly come before the Meeting.

The Board recommends a vote FOR the election of each of the three nominees proposed for election as Directors, FOR ratification of the appointment of

PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007 and AGAINST approval of the shareholder proposal, if properly presented (see Proposal No. 3).

Who is entitled to vote at the Meeting?

Only shareholders of record on March 9, 2007, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting. At that date, IMS had 195,663,000 shares of Common Stock outstanding.

What are the voting rights of shareholders?

Each share of Common Stock is entitled to one vote. There is no cumulative voting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with IMS’s transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the “shareholder of record.” This Proxy Statement, proxy card and the 2006 Annual Report have been sent directly to you by IMS.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. This Proxy Statement and the 2006 Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by following their instructions for voting.

How do shareholders vote?

You may have your shares voted on matters presented at the Meeting in any of the following ways:

In person—You may attend the Meeting and cast your vote there.

By proxy—Shareholders of record have a choice of voting by proxy:

•        Over the Internet. The Web site for Internet voting is on your proxy card;

•        By using a toll-free telephone number noted on your proxy card; or

•        By completing a proxy card and mailing it in the postage-paid envelope provided.

If you are a beneficial owner, please refer to your proxy card or the information forwarded by your broker, bank or nominee to see which of the above choices are available to you.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:00 p.m. E.D.T. on May 3, 2007.

If a shareholder gives a proxy, how are the shares voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your “proxies”) will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Meeting.

If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends, which recommendations are set forth above.

It is possible that items of business other than those listed above may be brought before shareholders at the Annual Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the persons named as proxies on the proxy card will vote shares for which you have given a proxy on the matter as recommended by the Board of Directors, or, if no Board recommendation is given, the proxies will vote the shares in their discretion. In any event, the individuals named as proxies must comply with the rules of the Securities and Exchange Commission when voting shares on a discretionary basis. At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the Meeting that was timely in accordance with our Bylaws. The individuals named as proxies on the proxy card accompanying this Proxy Statement are David R. Carlucci, Chairman, Chief Executive Officer and President of IMS, Leslye G. Katz, Senior Vice President and Chief Financial Officer of IMS, and Robert H. Steinfeld, Senior Vice President, General Counsel and Corporate Secretary of IMS.

If I vote by proxy, may I still attend the Annual Meeting?

Voting over the Internet, by telephone or by sending in a signed proxy card will not prevent you from attending the Annual Meeting and voting in person.

How can I revoke a proxy?

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to the Corporate Secretary of IMS, which must be filed with the Corporate Secretary by the time the Annual Meeting begins, or by attending the Annual Meeting and voting in person.

If I hold shares in the IMS Health Incorporated Savings Plan, how can I vote them?

If you participate in the IMS Health Incorporated Savings Plan and have contributions invested in IMS Common Stock, the proxy card will serve as a voting instruction for the Trustee of the Plan. You must return your proxy card before April 30, 2007. We will then forward your proxy card to the Trustee. If your proxy card is not received before that date or if you sign and return the proxy card without instructions marked in the boxes, the Trustee will vote your shares of Common Stock held in the Plan in the same proportion as other shares of Common Stock held in the Plan for which the Trustee received timely instructions.

What constitutes a quorum?

A quorum of shares is necessary to hold a valid shareholders’ meeting. The IMS Bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of shareholders. Shares for which a shareholder directs an “abstention” from voting, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes,” which result when brokers have not received voting instructions from their customers on certain non-routine matters), will be counted for purposes of establishing a quorum.

What vote is required to approve each item of business?

Directors will be elected by a plurality of votes cast at the Annual Meeting. This means that the three nominees for Director who receive the most votes will be elected. If you are present at the Meeting but do not vote for a particular nominee, or if you have given a proxy and properly withheld authority to vote for a nominee, or if there are broker non-votes, the shares withheld or not voted will not affect the outcome of the election of Directors.

For each other item of business, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting is required for approval. If you are present at the meeting but do not vote on any of these proposals, or if you have given a proxy and abstain on any of these proposals, this will have the same effect as if you voted against the proposal. If there are broker non-votes on the issue, the shares not voted will have no effect on whether the proposal receives a sufficient affirmative vote to approve the proposal.

If I cannot attend the meeting, what are the deadlines for voting?

If you choose to vote over the Internet or by telephone, you must complete the process no later than 11:00 p.m. E.D.T. on May 3, 2007 and it is not necessary for you to return your proxy card.

If you choose to vote by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of IMS by the time the Annual Meeting begins.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table shows information regarding the number of shares of Common Stock “beneficially owned” by each of our Directors, each of our named executive officers listed in the Summary Compensation Table below, all of our current Directors and executive officers as a group, and each person known to be a beneficial owner of more than five percent of our outstanding Common Stock. “Beneficial ownership” includes shares that a shareholder has the power to vote or the power to transfer, and also includes Common Stock options that were either exercisable at the specified date or will become exercisable within 60 days thereafter and shares deliverable in connection with stock units. Unless otherwise indicated in the footnotes, this information is presented as of March 1, 2007. Percentages are based upon the number of shares of Common Stock outstanding at March 1, 2007, plus the number of shares that the indicated person or group had a right to acquire within 60 days after such date and shares deliverable in connection with stock units.

The table reflects information provided by the Directors, executive officers and beneficial owners of more than five percent of our outstanding Common Stock. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed, and the beneficial ownership of the person or group does not exceed one percent of the outstanding Common Stock. Restricted stock, restricted stock units and deferred stock units represent shares subject to restrictions on transferability and, in the case of units, do not have voting rights until settlement at specified future dates. Share figures have been rounded down to whole shares.

Name	Number of Shares and Nature of Ownership(1)
Bruce F. Boggs	3,285	Direct
	64,710	Restricted/Deferred Stock Units
	150,000	Right to Acquire Within 60 Days by Exercise of Options
	217,995
David R. Carlucci	281,869	Restricted/Deferred Stock Units
	651,666	Right to Acquire Within 60 Days by Exercise of Options
	933,535
Constantine L. Clemente	7,315	Direct(2)
	20,194	Restricted/Deferred Stock Units
	36,666	Right to Acquire Within 60 Days by Exercise of Options
	64,175
Nancy E. Cooper(3)	15,000	Direct(4)
James D. Edwards	4,250	Direct
	2,476	Restricted Stock
	8,662	Restricted/Deferred Stock Units
	27,666	Right to Acquire Within 60 Days by Exercise of Options
	43,054
Kathryn E. Giusti	8,868	Direct
	4,162	Restricted/Deferred Stock Units
	36,666	Right to Acquire Within 60 Days by Exercise of Options
	49,696
John P. Imlay	58,076	Direct
	19,836	Restricted/Deferred Stock Units
	46,923	Right to Acquire Within 60 Days by Exercise of Options
	124,835

Robert J. Kamerschen	35,707		Direct
	8,662		Restricted/Deferred Stock Units
	46,923		Right to Acquire Within 60 Days by Exercise of Options
	91,292
Leslye G. Katz	10,309		Direct
	24,064		Restricted/Deferred Stock Units
	150,000		Right to Acquire Within 60 Days by Exercise of Options
	184,373
H. Eugene Lockhart	8,862		Direct
	15,029		Restricted/Deferred Stock Units
	50,589		Right to Acquire Within 60 Days by Exercise of Options
	74,480
Gilles V. J. Pajot	108,935		Direct
	82,041		Restricted/Deferred Stock Units
	820,695		Right to Acquire Within 60 Days by Exercise of Options
	1,011,671
M. Bernard Puckett	13,159		Direct
	6,412		Restricted/Deferred Stock Units
	46,861		Right to Acquire Within 60 Days by Exercise of Options
	66,432
Robert H. Steinfeld	28,981		Direct(5)
	38,773		Restricted/Deferred Stock Units
	386,649		Right to Acquire Within 60 Days by Exercise of Options
	454,403
David M. Thomas(3)	276,922		Direct
	1,275,000		Right to Acquire Within 60 Days by Exercise of Options
	1,551,922
William C. Van Faasen	16,069		Direct
	11,042		Restricted/Deferred Stock Units
	86,997		Right to Acquire Within 60 Days by Exercise of Options
	114,108
Bret W. Wise	1,843		Restricted/Deferred Stock Units
All Current Directors and	326,679		Direct
Executive Officers as a	2,476		Restricted Stock
Group (20 in number)	718,244		Restricted/Deferred Stock Units
	3,453,075		Right to Acquire Within 60 Days by Exercise of Options
	4,500,474	(6)
FMR Corp.	11,821,991	(7)
Ariel Capital Management, LLC	13,125,319	(8)
Wellington Management Company, LLP	13,510,765	(9)

(1)          Except as noted below, no Director or named executive officer listed in the Summary Compensation table pledged any shares of Common Stock of the Company as security.

(2)          All shares indicated have been pledged pursuant to a line of credit with a brokerage firm.

(3)          Share amounts for Ms. Cooper and Mr. Thomas have been excluded from the totals under All Current Directors and Executive Officers as a Group due to their terminations from the Company in 2006.

(4)          Ms. Cooper shares investment and voting rights with her spouse with respect to 2,500 of these shares.

(5)          Mr. Steinfeld shares investment and voting rights with his spouse with respect to these shares.

(6)          Represents 2.25% of the outstanding Common Stock at March 1, 2007.

(7)          Represents 6.04% of the outstanding Common Stock at March 1, 2007. The information concerning FMR Corp. (“FMR”) and related entities was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, reporting beneficial ownership at December 31, 2006. FMR filed the Schedule 13G together with its wholly owned subsidiary, Fidelity Management & Research Company (“Fidelity”), and Edward C. Johnson, 3rd, Chairman and a principal shareholder of FMR. This Schedule 13G reported that FMR had sole voting power over 1,067,847 shares and sole dispositive power over 11,821,991 shares. It also reported that Fidelity, a registered investment advisor, beneficially owned 11,289,404 shares of Common Stock, as a result of acting as investment adviser to various registered investment companies (the “Funds”). This Schedule 13G reported that Mr. Johnson and FMR, through its control of Fidelity, each had sole dispositive power over the 11,289,404 shares. Voting power with respect to such shares resides with the respective Boards of Trustees of each of the Funds. FMR further reported that Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR and a bank, beneficially owned 3,300 shares of Common Stock, as a result of serving as investment manager of institutional accounts. This Schedule 13G reported that Mr. Johnson and FMR, through its control of FMTC, each had sole dispositive power over, and sole power to vote or direct the voting of, the 3,300 shares of Common Stock owned by such institutional accounts. FMR further reported that Strategic Advisers, Inc. (“Strategic”), a wholly-owned subsidiary of FMR and a registered investment adviser, beneficially owned 4,000, shares of Common Stock, as a result of providing investment advisory services to individuals, and that FMR’s beneficial ownership of Common Stock includes such 4,000 shares. FMR also reported that Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank, is the beneficial owner of 223,289 shares of Common Stock, as a result of service as investment manager of institutional accounts. This Schedule 13G reported that Mr. Johnson and FMR, through its control of PGATC, each had sole dispositive power over, and sole power to vote or direct the voting of, the 223,289 shares of Common Stock owned by such institutional accounts. FMR also reported that Fidelity International Limited (“FIL”) and various of its foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 301,998 shares of Common Stock. FMR states that FMR and FIL are of the view that shares held by the other need not be aggregated for purposes of Section 13(d) of the Securities Exchange Act of 1934, however, FMR made its Schedule 13G filing as though all the shares are owned by FMR and FIL on a joint basis. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)          Represents 6.71% of the outstanding Common Stock at March 1, 2007. The information concerning Ariel Capital Management, LLC (“Ariel”) was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2007, reporting beneficial ownership at December 31, 2006. This Schedule 13G/A reported that Ariel had sole voting power over 11,782,904 shares and sole dispositive power over 13,057,019 shares. The address of Ariel is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(9)          Represents 6.91% of the outstanding Common Stock at March 1, 2007. The information concerning Wellington Management Company, LLP (“Wellington Management”) was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007, reporting beneficial ownership at December 30, 2006. This Schedule 13G/A reported that Wellington Management had shared voting power over 3,682,965 shares and shared dispositive power over 13,475,065 shares. The address of Wellington Management is 75 State Street, Boston, Massachusetts 02109.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and Directors, and persons who own more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. Filing persons must furnish us with copies of the Section 16(a) reports they file. We assist our Directors and executive officers in meeting these and other reporting obligations that arise as a result of their service to us. Based solely on our review of the Section 16(a) reports we have received and written representations from some filers that no other reports were required, we believe that all filing requirements applicable to our executive officers, Directors and greater than 10% shareholders were complied with for the fiscal year ended December 31, 2006, except that (i) one option exercise and accompanying sale of shares by Mr. Lockhart was inadvertently reported one day late on a Form 4, due to an administrative error, and (ii) six reportable dividend reinvestment transactions during 2005 and 2006, involving fewer than five shares in the aggregate, reportable by Mr. Kamerschen on two Form 4s were reported late on two  Form 5 filings, one of which was late, due to a misunderstanding regarding the exemptions for dividend reinvestment transactions.

Transactions with Related Persons

David M. Thomas, our former Executive Chairman, and prior to that our Chairman of the Board, Chief Executive Officer and President, retired from IMS on March 31, 2006. Under the terms of Mr. Thomas’s employment agreement, he continued to provide consulting services to the Company from April 1, 2006 through December 31, 2006, for which we paid him $70,000 per month or $630,000 in total in 2006. Mr. Thomas has agreed to provide consulting services to the Company in 2007 on an “as-requested” basis for an annual fee of $50,000. This fee is non-refundable in the event of Mr. Thomas’s death or disability. Mr. Thomas remains subject to covenants relating to non-competition for a period of two years after his retirement date, and to covenants relating to confidentiality, non-disparagement of IMS and other commitments for the protection of our business.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The members of the IMS Board of Directors are grouped into three classes. After election, each class holds office for a three-year term. The term of the current Class II Directors expires at the 2007 Annual Meeting of Shareholders.

The Board of Directors proposes the election of James D. Edwards, William C. Van Faasen and Bret W. Wise as Class II Directors at the 2007 Annual Meeting for a three-year term expiring at the 2010 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE

Unless you otherwise instruct, proxies will be voted for election of all the nominees, all of whom are now members of the Board. If any nominee is unwilling or unable to serve as a Director and the Board does not, in that event, choose to reduce the size of the Board and the number of Class II Directors, the persons voting the proxy may vote for the election of another person in accordance with their judgment.

The following information provides, for each nominee for election as a Class II Director, the nominee’s name, age, position with IMS, principal occupations during the last five years, and other directorships in public companies, as well as the year the nominee first became a Director.

DIRECTORS STANDING FOR ELECTION

CLASS II DIRECTORS. The following Directors have terms ending in 2007:

JAMES D. EDWARDS. Mr. Edwards, age 63, has served as a Director of IMS since October 2002. He retired in 2002 as Managing Partner—Global Markets, for Arthur Andersen LLP, a position he had held since 1998. Mr. Edwards began his career with Arthur Ander sen in 1964 and served in several positions after that time. Mr. Edwards is also a director of the following public companies: Crawford & Company, Huron Consulting Group Inc. and Transcend Services, Inc.

WILLIAM C. VAN FAASEN. Mr. Van Faasen, age 58, has been a Director of IMS since June 1998. Since February 2006, Mr. Van Faasen has served as Lead Director of IMS. Since July 2005, he has been Chairman of the Board of Blue Cross and Blue Shield of Massachusetts, a health insurance firm in Boston, Massachusetts. From February 2004 until July 2005, he served as Chairman and Chief Executive Officer, from March 2002 until February 2004, he was Chairman, President and Chief Executive Officer and from September 1992 until March 2002, he was President and Chief Executive Officer, of Blue Cross and Blue Shield of Massachusetts. Mr. Van Faasen is also a director of Liberty Mutual Insurance Company, NSTAR and PolyMedica Corporation.

BRET W. WISE. Mr. Wise, age 46, has been a Director of IMS since December 2006. Since January 2007, Mr. Wise has served as Chairman, Chief Executive Officer and President of Dentsply International Inc., a global medical device company located in York, Pennsylvania. Since August 2006, he has served as a director of Dentsply International. From January 2006 to January 2007, he was  President and Chief Operating Officer, from January 2005 to January 2006, he was Executive Vice President, and from December 2002 until January 2005, he was Senior Vice President and Chief Financial Officer of Dentsply International Inc. Mr. Wise was Senior Vice President and Chief Financial Officer of Ferro Corporation of Cleveland, Ohio, a global chemical company from June 1999 to November 2002; Vice President and Chief Financial Officer of WCI Steel, Inc., of Warren, Ohio from August 1994 to June 1999 and prior to June 1994 was a partner with the global accounting firm KPMG.

DIRECTORS CONTINUING IN OFFICE

CLASS III DIRECTORS. The following Directors have terms ending in 2008:

DAVID R. CARLUCCI. Mr. Carlucci, age 52, has served as a Director and as Chairman, Chief Executive Officer and President of IMS since April 2006, and as a Director and as Chief Executive Officer and President from January 2005 until April 2006. From October 2002 until January 2005, he was President and Chief Operating Officer of IMS. From January 2000 until January 2002, Mr. Carlucci was General Manager, IBM Americas, which comprises all of IBM’s sales and distribution operations in the United States, Canada and Latin America. From January 1998 to January 2000, he was General Manager, IBM’s S/390 Division. From February 1997 to January 1998, Mr. Carlucci was Chief Information Officer for IBM. Mr. Carlucci is also a director of MasterCard, Inc.

CONSTANTINE L. CLEMENTE. Mr. Clemente, age 69, has served as a Director of IMS since December 2001. Since September 2002, Mr. Clemente has engaged in a number of personal investment and major non-profit activities. From August 2002 until September 2002, he provided consulting services to Pfizer, Inc.  Mr. Clemente retired from Pfizer, Inc. in August 2002. From May 1999 until August 2002, he was Executive Vice President—Corporate Affairs, Secretary and Corporate Counsel of Pfizer. From 1992 until May 1999, Mr. Clemente served as Senior Vice President—Corporate Affairs, Secretary and Corporate Counsel of Pfizer. Mr. Clemente joined the legal division of Pfizer in 1964 and served Pfizer in a number of domestic and international positions after that time.

KATHRYN E. GIUSTI. Ms. Giusti, age 48, has served as a Director of IMS since February 2002. Since March 2006, she has served as Chief Executive Officer, and from January 1998 until March 2006, she served as the President, of the Multiple Myeloma Research Foundation, a non-profit organization aimed at funding research for and advancing awareness of multiple myeloma. She is also Chief Executive Officer of the Multiple Myeloma Research Consortium, a collaboration of leading myeloma research institutions dedicated to accelerating drug development through innovative research efforts. From 1992 through March 1997, she worked for G.D. Searle & Company, a subsidiary of Pharmacia Corporation, where she most recently served as Executive Director, Worldwide Arthritis Franchise.

M. BERNARD PUCKETT. Mr. Puckett, age 62, has served as a Director of IMS since June 1998. Since August 2002, Mr. Puckett has served as Chairman of the Board of Openwave Systems, Inc. Mr. Puckett has been a private investor since January 1996. He previously held the position of President and Chief Executive Officer of Mobile Telecommunication Technologies Corporation, a telecommunications firm, from May 1995 until January 1996. In addition, he served as President and Chief Operating Officer of that firm from January 1994 until May 1995. Mr. Puckett also serves as a director of Direct Insite Corporation.

CLASS I DIRECTORS. The following Directors have terms ending in 2009:

JOHN P. IMLAY, JR. Mr. Imlay, age 70, has served as a Director of IMS since June 1998. Mr. Imlay has been Chairman of Imlay Investments, an Atlanta-based private venture capital investment firm, since 1990. From January 1990 until November 1996, Mr. Imlay was Chairman of Dun & Bradstreet Software Services, Inc., a software company, and he served as Principal Executive Officer of Dun & Bradstreet Software Services, Inc. from January 1990 to January 1993 and as President of that company from January 1990 until March 1992.

ROBERT J. KAMERSCHEN. Mr. Kamerschen, age 71, has served as a Director of IMS since June 1998. Mr. Kamerschen is Chairman of Survey Sampling International, a supplier of survey samples to the global market research industry, and the retired Chairman and Chief Executive Officer of ADVO, Inc., a direct marketing services firm. From October 1999 to February 2002, Mr. Kamerschen was Chairman and Chief Executive Officer of DIMAC Marketing Corporation, a direct marketing services firm. Mr. Kamerschen previously held the following positions with ADVO, Inc.: Retired Chairman and Senior Executive Consultant from July 1999 until October 1999, Chairman from November 1988 until June 1999, and Chairman and Chief Executive Officer from November 1988 until January 1999. Mr. Kamerschen also serves as a director of the following public companies: MDC Partners, Inc., R.H. Donnelley Corporation and Vertrue, Inc.

H. EUGENE LOCKHART. Mr. Lockhart, age 57, has served as a Director of IMS since June 1998. Since May 2005, Mr. Lockhart has been an Operating Partner of Diamond Castle Holdings, LLC, a private equity investment firm, and from February 2003, a Venture Partner for Oak Investment Partners, a private equity investment firm. From February 2000 until February 2003, Mr. Lockhart was President and Chief Executive Officer of NewPower Holdings, Inc., a provider of energy and related services. On June 11, 2002, NewPower Holdings, Inc. and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the Northern District of Georgia seeking reorganizations under Chapter 11 of the U.S. Bankruptcy Code. The related plan of reorganization was confirmed in October 2003, and thereafter, all creditors were fully paid and liquidated proceeds were paid to shareholders. Prior to joining NewPower Holdings Inc., Mr. Lockhart served at AT&T Corporation as President of Consumer Services from July 1999 until February 2000 and as Executive Vice President and Chief Marketing Officer from February 1999 until June 1999. From April 1997 until October 1998, Mr. Lockhart was President, Global Retail, of Bank of America Corporation, a financial services firm, and from March 1994 until April 1997, he served as President and Chief Executive Officer of MasterCard International, Inc., a credit card company. Mr. Lockhart also serves as a director of the following public companies: Asset Acceptance Capital Corp., Huron Consulting Group Inc. and RadioShack Corporation.

CORPORATE GOVERNANCE AT IMS

Board of Directors

The Board of Directors is responsible for supervision of the overall affairs of IMS. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular, as well as special, meetings of the Board and its committees. In addition, to promote open discussion among our non-management and independent Directors, those Directors meet in regularly scheduled executive sessions without the participation of the management Directors.

The IMS Board of Directors has appointed an independent Director to serve in a lead capacity as our Lead Director. The Lead Director is an independent Director appointed annually by the Board. The Lead Director’s responsibilities include presiding over executive sessions of the non-management/independent Directors, facilitating information flow and communication between the Directors and the Chairman of the Board and performing such other duties specified by the Board and outlined in the Charter of the Lead Director, which can be found in the “Investors” section of our website at http://www.imshealth.com. Currently, the Lead Director is William Van Faasen.

To assist in carrying out its duties, the Board has delegated authority to three committees: the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee. The Board of Directors held six meetings during 2006. Overall attendance at Board and Committee meetings was 93%. No Director attended fewer than 82% of the total number of meetings of the Board of Directors and of the Committees of the Board on which the Director serves, except that Kathryn Giusti attended 70% of the total number of meetings.

Documents Establishing Our Corporate Governance

In November 2003, the New York Stock Exchange (“NYSE”) adopted significant new corporate governance rules for listed companies. The Securities and Exchange Commission (the “SEC”), implementing the Sarbanes-Oxley Act of 2002, adopted a number of new rules affecting corporate governance and disclosure in 2002 and 2003 as well. The Board of Directors already had in place for several years many of the new NYSE requirements. The Board, together with management, continues to engage in an ongoing review of our corporate governance policies, with a goal of meeting the applicable highest standards.

We have adopted a number of key documents that are the foundation of corporate governance at IMS:

•       Corporate Governance Principles, as well as:

—       Charter of the Lead Director

—       Shareholder Rights Plan Policy

•       Code of Ethics for Principal Executive Officer and Senior Financial Officer

•       Policy on Business Conduct

•       Guidelines for Determining Director Independence

•       Charters for the three Board Committees:

—       Audit Committee

—       Human Resources Committee

—       Nominating and Governance Committee

•       Policy and Procedures Governing Related-Person Transactions

These documents and other important information on our governance are posted in the “Investors” section of the IMS Health Incorporated website, and may be viewed at http://www.imshealth.com. We will also provide copies of any of these documents in print to any shareholder who requests it, free of charge. You may direct your request to the General Counsel, IMS Health Incorporated, 901 Main Avenue, Norwalk, Connecticut 06851.

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The Board’s Corporate Governance Principles address a number of important governance matters such as:

•       Selection and monitoring of the performance of senior management;

•       Succession plans for the Chairman, Chief Executive Officer and President and certain other senior management;

•       Qualifications for Board membership, including mandatory retirement for Board members at age 72;

•       Functioning of the Board, including the requirement for Executive Sessions at each Board meeting, and effective February 2006, the election of a Lead Director; and

•       Committee responsibilities.

In December 2006, we adopted a written “Policy and Procedures Governing Related-Person Transactions,” which is posted on the IMS internet site. The key terms of this Policy are as follows:

•       This policy applies to transactions in which IMS is to be a participant and in which a “related person” has or will have a direct or indirect material interest;

•       A “related person” means a Director, nominee for Director, executive officer, or shareholder that beneficially owns more than five percent of any outstanding class of our voting securities.

—       The term also includes immediate family members of such persons and entities that employ such persons and their immediate family members or in which they have a substantial ownership interest.

—       Thus, the hiring of such an immediate family member by IMS would be a related-person transaction.

•       The policy states that we should not engage in related-person transactions, except that such transactions may be permitted in very limited circumstances if:

—       The transaction offers clear advantages to the Company, and its purpose is not to confer an advantage on the related person;

—       We are acquiring goods and services, and comparable goods or services are not available from unrelated third parties;

—       We are selling goods or services, and the terms of the transaction are comparable to terms we provide to unrelated third parties;

—       The transaction will be approved for the Company by independent decision-makers in good faith and without influence of the Director, executive officer or principal shareholder who has a conflicting interest;

—       The transaction will not impair continued service to us of any Director or executive officer; or

—       The transaction is in our best interests.

•       Related person transactions must be approved by the Nominating and Governance Committee of the Board, based on full information about the proposed transaction and the related person’s interest.

—       Normally, such approval should be in advance of the transaction, but in unusual circumstances the Committee Chair may approve a transaction or the Committee may ratify a transaction after it has commenced.

•       The policy does not apply to some transactions, such as:

—       Compensation arrangements with Directors and executive officers, including perquisites; these matters are governed by the Human Resources Committee and its policies;

—       Transactions with shareholders on non-discriminatory terms;

—       Transactions of less than $5,000 in aggregate value;

—       Purchases for normal use by us of standardized products or services at prevailing prices from a business entity deemed to be a Related Person not exceeding one percent of that entity’s consolidated gross revenues or $500,000, whichever is less, but only if the purchase is not influenced by the individual affiliated with the entity in his or her capacity with IMS and the purchases do not result in a commission or bonus to that person;

—       Purchases of financial services other than investment banking services from an affiliate of a principal shareholder who is not a Director or executive officer, if the principal shareholder is a passive institutional investor; this would permit a financial services company to administer our employee benefit plans even if its mutual funds happened to beneficially own more than five percent of our outstanding common stock; or

—       Other transactions excluded by the Nominating and Governance Committee from the policy if they have no meaningful risk to us or potential to confer undue advantage on a related person.

•       Each Director, nominee and executive officer has a duty to alert IMS to any potential related-person transaction, and to identify immediate family members and affiliates.

•       The policy calls for the Nominating and Governance Committee to refer to the Board of Directors information regarding any related-person transaction that is likely to be significant in the Board’s assessment of the independence of a non-employee Director.

•       The policy contains rules regarding charitable and political contributions:

—       Contributions to a charitable organization that employs a Director, executive officer, or principal shareholder normally would come within the definition of a related-person transaction.

—       In addition, Directors and executive officers must disclose to us contributions in excess of $10,000 per year to a charitable organization or a political campaign or organization which is a related person of another Director or executive officer or for which another Director or executive officer serves as a trustee or Director or directly solicits contributions.

•       The policy states that Directors and executive officers should not accept offers of equity interests in other organizations which compete with us or seek to do business with us, and should not engage in a transaction that would come within the scope of our business activities without offering the business opportunity first to IMS.

The consulting arrangements in effect in 2006 with David M. Thomas, our former Chairman, Chief Executive Officer, and President were approved by the Human Resources Committee (then named the Compensation and Benefits Committee) and the Board in connection with approval of his employment agreement. The amendment to the employment agreement to retain Mr. Thomas for consulting in 2007 was approved by the Human Resources Committee rather than under the Policy and Procedures Governing Related-Person Transactions, because the matter related to compensation for services.

We believe that our Corporate Governance Principles, Policy on Business Conduct, Code of Ethics for Principal Executive Officer and Senior Financial Officers, Committee Charters, Policy and Procedures Governing Related-Person Transactions and other governance documents meet current requirements and reflect the highest standards of corporate governance.

Independence of Directors

The key to effective corporate governance is that a substantial majority of the Directors be independent. The Board of Directors, at its meeting on February 13, 2007, adopted the following statement:

“We have determined that the following IMS Directors are currently independent:

Constantine L. Clemente
James D. Edwards
Kathryn E. Giusti
John P. Imlay, Jr.
Robert J. Kamerschen
H. Eugene Lockhart
M. Bernard Puckett
William C. Van Faasen
Bret W. Wise

Our determination of “independence” means that we find that the Director has no material relationship with IMS, directly or indirectly, that would interfere with his or her exercise of independent judgment as a Director of IMS. Regarding Directors who are members of the Audit Committee, we find that each Director meets an even higher standard, in that each of them has not, other than in his or her capacity as a member of the Board or a Board committee, accepted directly or indirectly any consulting, advisory or compensatory fee from, or been an affiliated person of, IMS or any subsidiary.”

The Board made its determination of independence in accordance with its “Guidelines for Determining Director Independence” referred to above. We amended these Guidelines in December 2006 in response to changes in the disclosure rules of the SEC, which are referenced in the Guidelines. As amended, the Guidelines provide:

•       A Director cannot be independent if he or she fails to meet the objective requirements as to “independence” under the NYSE listing standards.

•       If a Director meets the objective NYSE standards, he or she will be deemed independent, absent unusual circumstances, if in the current year and the past three years the Director has had no related-person transaction or relationship with IMS or an “interlocking” relationship with another entity triggering disclosure under the SEC disclosure rules. These rules require disclosure of related-person transactions and interlocking relationships in our proxy statements. The SEC changed its rules regarding related-person transaction disclosure in 2006. The changed rules apply under our guidelines for 2006 and later years, but for earlier years we apply the SEC rules as in effect for those years.

•       If a Director who meets the objective NYSE independence requirements has had either a disclosable transaction or relationship or the Nominating and Governance Committee or the General Counsel requests that the Board consider any other circumstances in determining the Director’s independence, the Board will make a subjective determination of independence.

•       The independence of Audit Committee members is determined in accordance with the higher applicable standards, referred to by the Board in its statement above.

Attached to this Proxy Statement as Appendix A is an excerpt from the Guidelines containing the categorical standards by which we determine “independence,” other than the objective requirements under the NYSE listing standards.

Committees of the Board and Meetings

Our Board of Directors has three standing committees:

•       Audit Committee

•       Human Resources Committee

•       Nominating and Governance Committee

In 2006, the Audit Committee of the Board of Directors consisted of Messrs. Edwards (Chairman), Lockhart and Van Faasen. Mr. Wise was appointed to the Committee in December 2006. The Board has determined that Mr. Edwards is an “Audit Committee Financial Expert” as such term is defined in the rules of the SEC. Each member of the Audit Committee is financially literate and is an independent Director as defined in the NYSE listing standards. Based on information provided by each Audit Committee member, Messrs. Lockhart, Van Fassen and Wise also meet the requirements for qualification as an Audit Committee Financial Expert under the SEC’s rules.

The Audit Committee held twelve meetings in 2006. At each of its meetings, the Committee met with senior members of our financial management team, our Controller with responsibility for internal audit, our General Counsel and our independent registered public accounting firm. The primary functions of the Audit Committee are to assist the Board in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of the independent registered public accounting firm and the Company’s internal audit function.

The Audit Committee fulfills its responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter, amended and restated as of April 17, 2006, which include:

•       Monitoring the preparation of, and reviewing with (i) management, (ii) the individual in charge of our internal audit function and (iii) the independent registered public accounting firm, our annual audited financial statements and unaudited interim financial statements;

•       Supervising the relationship between the Company and our independent registered public accounting firm, including: having direct responsibility for its appointment, compensation and retention; reviewing the scope of its audit services; approving its non-audit services; and confirming its independence;

•       Overseeing management’s implementation and maintenance of effective systems of internal controls over financial reporting and disclosure controls, including a review of legal and regulatory matters affecting the Company, ethics and conflicts of interest matters and the Company’s internal auditing program; and

•       Providing the Report of the Audit Committee for inclusion in the annual proxy statement.

In 2006, the Human Resources Committee of the Board of Directors consisted of Messrs. Puckett (Chairman), Clemente, Imlay and Kamerschen. This Committee held six meetings during 2006. At each of its meetings, the Committee met with the Chairman and Chief Executive Officer and Vice President Human Resources. At each of its meetings the Committee also met with external expert advisors. Each member of the Human Resources Committee is an independent director as defined in the NYSE listing standards. The primary function of the Human Resources Committee is to assist the Board of Directors in the discharge of its responsibilities to the shareholders, potential shareholders, other constituents and the investment community by:

•       Periodically reviewing and evaluating IMS’s philosophy, goals and objectives with respect to the compensation and benefits of employees generally and the executive management in particular;

•       Establishing the executive and employee compensation and executive benefits policies, plans and programs of IMS;

•       Establishing the compensation policies, plans and programs for non-employee members of the Board;

•       Monitoring the administration of our compensation and benefits programs for executives, employees and non-employee members of the Board including equity awards;

•       Overseeing the executive performance appraisal process, management development programs and succession planning process for senior executives of IMS and making annual presentations summarizing these matters to the full Board;

•       Reviewing and discussing with management the IMS Compensation Discussion and Analysis required by the rules of the SEC and recommending inclusion of the Compensation Discussion and Analysis in the annual proxy statement; and

•       Providing the Committee Report on Executive Compensation for the annual proxy statement.

The Committee establishes and reviews all compensation arrangements for Board-appointed corporate officers and certain other senior management positions consistent with the compensation philosophy adopted by the Board of Directors.

In 2006, the Nominating and Governance Committee of the Board of Directors consisted of Messrs. Kamerschen (Chairman), Clemente and Lockhart and Ms. Giusti. This Committee held four meetings during 2006. Each member of the Nominating and Governance Committee is an independent Director as defined in the NYSE listing standards. The primary function of the Nominating and Governance Committee is to provide counsel to the full Board with respect to:

•       Board organization, membership, and function;

•       Board committee structure and membership; and

•       General corporate governance matters and practices.

This Committee is responsible for identifying individuals it believes are qualified to be Board members and recommending to the Board the nominees to stand for election as Directors. In this process, the Committee weighs the following criteria regarding a potential nominee: the relevance of the candidate’s experience to the business of IMS and how that experience interplays with that of the other Board members; enhancing the diversity of the Board; the candidate’s independence from conflict or direct economic relationship with IMS; and the ability of the candidate to attend Board meetings regularly and devote an appropriate amount of effort in preparation for those meetings. In addition, the Committee considers candidates who allow the Board to maintain relationships with our customers and other stakeholder groups and to respond to developments in the market in which we operate. It is also expected that Director nominees will be individuals who possess the character, judgment, skill and reputation and hold positions or affiliations befitting a Director of a U.S. publicly held company of IMS’s size. In 2006, the Nominating and Governance Committee retained a third-party search firm to assist the Committee members in identifying and evaluating potential nominees for the Board. The search firm was given IMS’s criteria for the identification of potential Board nominees and, utilizing that criteria, the search firm identified Mr. Wise as a potential candidate for membership on our Board.

The Nominating and Governance Committee will consider shareholders’ recommendations of nominees for membership on the Board of Directors. Shareholders may recommend candidates for membership on the Board of Directors to the Nominating and Governance Committee by submitting the names in writing to: Robert H. Steinfeld, Senior Vice President, General Counsel and Corporate Secretary, IMS Health Incorporated, 901 Main Avenue, Norwalk, Connecticut 06851. The IMS Bylaws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an Annual or Special Meeting. These procedures are described below under the caption “Shareholder Proposals for 2008 Annual Meeting.” Shareholders should provide the same information and follow the same procedures when recommending candidates for consideration by the Committee, except that it is recommended that the shareholder submit the candidate’s name at least five months before the anniversary date of the last Annual Meeting. The Committee will review candidates put forward by shareholders under the same process described above for candidates identified by the Committee.

How to Contact the Board and its Committees

We have established a process by which shareholders and other interested parties can contact our Board of Directors, including a committee of the Board of Directors.

•       To contact the Board or a Board committee, you can send an email to imsbod@imshealth.com, or write to the following address:

Board of Directors
IMS Health Incorporated
901 Main Avenue
Norwalk, Connecticut 06851

•       All complaints and concerns will be received and processed by the Lead Director and the General Counsel’s Office.

•       Complaints relating to IMS accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.

•       You will receive a written acknowledgement from the General Counsel’s Office upon receipt of your written complaint or concern.

•       You can report your concerns anonymously or confidentially.

Our policy on Director attendance at annual meetings calls for Directors to be invited but not required to attend IMS’s annual meetings of shareholders. No Directors attended the 2006 Annual Meeting of Shareholders other than Mr. Carlucci.

Compensation of Directors

The following table sets forth information regarding the compensation earned by or awarded to Board members who are not employees of IMS for Board service in 2006. Mr. Carlucci is the only IMS employee now serving on the Board.

Director Compensation for Fiscal 2006

				Change in Pension
				Value and
	Fees Earned			Nonqualified
	or Paid in	Stock	Option	Deferred Comp.
	Cash	Awards	Awards	Earnings	Total
Name	($)	($)(1)	($)(1)(2)	($)(3)	($)
Constantine L. Clemente(4)	69,000	73,488	45,253	0	187,741
James D. Edwards(5)	82,000	73,770	45,253	275	201,298
Kathryn E. Giusti	55,500	73,768	45,253	0	174,521
John P. Imlay Jr.(6)	63,000	65,777	45,253	0	174,030
Robert J. Kamerschen	79,000	65,777	45,253	0	190,030
H. Eugene Lockhart	76,500	65,777	45,253	0	187,530
M. Bernard Puckett	73,000	65,777	45,253	0	184,030
William C. Van Faasen(7)	94,750	65,777	45,253	931	206,711
Bret W. Wise(6)	1,500	263		0	1,763

(1)          Compensation shown in the “Stock Awards” and “Option Awards” columns reflects the expense recognized for financial statement reporting purposes for fiscal 2006 in accordance with FAS 123R for equity awards, including awards granted in earlier years but which remained unvested in all or part of 2006. The compensation amounts were not discounted for estimated forfeitures related to the service-based vesting condition. The following table shows the grant date fair value of each grant of restricted stock units (“RSUs”) to our Directors in 2006 and the aggregate number of stock awards and aggregate number of options held by each Director at December 31, 2006. Each Director other than Mr. Wise was granted 4,162 RSUs on April 18, 2006. Mr. Wise was granted 1,465 RSUs on December 19, 2006. Deferred shares includes vested RSUs the settlement of which has been deferred by the Director. No stock options were granted to Directors in 2006:

	Granted in 2006(a)	Number Held at December 31, 2006
Name	Fair Value of RSUs at Grant Date ($)	Restricted Stock and RSUs (unvested) (#)	Deferred Shares (#)	Stock Options (#)
Constantine L. Clemente	108,815	4,162	15,382	39,000
James D. Edwards	108,815	6,638	4,500	30,000
Kathryn E. Giusti	108,815	6,280	0	39,000
John P. Imlay Jr.	108,815	4,162	15,321	49,257
Robert J. Kamerschen	108,815	4,162	4,500	49,257
H. Eugene Lockhart	108,815	4,162	10,868	52,923
M. Bernard Puckett	108,815	4,162	2,250	49,195
William C. Van Faasen	108,815	4,162	6,880	89,331
Bret W. Wise	40,000	1,465	27	0

(a)         In 2006, each Director other than Mr. Wise was granted 4,162 RSUs of which 2,250 vest in four equal annual installments beginning one year after grant and the remaining 1,912 vest one year after grant. RSU awards granted to Mr. Wise vest in full in the fifth year after grant. RSU awards are subject to earlier vesting upon death or disability of the Director, in the event of a Change in Control, or in other circumstances as determined by the Human Resources Committee.

(2)          Fair value of stock options is determined using the Black-Scholes option pricing model, based on the same assumptions as are used for calculating fair value for purposes of our financial statements except without discounting award value for estimated forfeitures related to service-based vesting conditions. These assumptions are described in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which shall be deemed to be part of this Proxy Statement.

(3)          Amounts shown in this column represent the portion of 2006 interest on deferred cash compensation balances that is deemed to be “above market” under “SEC” rules. We reset the interest rate applicable to Directors’ cash deferred compensation balances each year, based on an average of prime interest rates in effect during the previous year. For 2006 this interest rate was 6.19%. SEC rules classify an interest rate in excess of 120% of the long-term “applicable federal rate” published by the Internal Revenue Service as “above market;” as applied to our Non-Employee Directors’ Deferred Compensation Plan, interest in excess of 5.54% for 2006 is deemed to be above market.

(4)          Mr. Clemente deferred 100% of his 2006 cash fees into 2,640 deferred shares.

(5)          Mr. Edwards deferred 100% of his 2006 cash fees into deferred cash.

(6)          Messrs. Imlay and Wise deferred 50% of their 2006 cash fees into 1,207 and 27 deferred shares, respectively.

(7)          Lead Director.

The following table summarizes our policy for compensating non-employee Directors as in effect at March 1, 2007.

Annual Board Retainer:	$45,000, payable in quarterly installments
Audit Committee Chair Annual Retainer:	$15,000 annually, payable in quarterly installments; increased from $10,000 effective October 2006
Other Committee Chairs Annual Retainer:	$10,000 annually, payable in quarterly installments
Lead Director Annual Retainer:	$35,000 annually, payable in quarterly installments; increased from $30,000 effective October 2006
Meeting Attendance Fees:	$1,500 for each Board meeting, $1,500 for each Board committee meeting
Restricted Stock Units (“RSUs”):

Effective 2007, Directors will be awarded:

• 2,620 RSUs annually; increased from 2,250 RSUs effective October, 2006; these RSUs vest in four equal annual installments beginning one year after grant, subject to acceleration upon death, disability or upon termination in other circumstances as determined by the Human Resources Committee.

• Grant of RSUs with a value of $70,000 annually; increased from $50,000 in value effective October 2006; these RSUs vest in four equal annual installments beginning one year after grant, subject to acceleration upon death, disability or termination in other circumstances as determined by the Human Resources Committee.

• Upon the initial election of a Director, a one-time grant of RSUs with a value of $40,000; these RSUs vest five years after grant, subject to acceleration upon death, disability or termination in other circumstances as determined by the Human Resources Committee. Prior to December 2006, this grant to a Director upon initial election was in the form of restricted stock.

• RSUs are settled by delivery of shares, and until that time do not have voting rights, but carry a right to payment of dividend equivalents, subject to vesting of the RSUs and payable upon settlement.

In 2006, we granted RSUs in place of stock options as the form of annual equity grant to Directors. Previously, Directors received a grant of 7,000 stock options annually, which vested and became exercisable in three equal annual installments or earlier upon termination of service by death, disability or retirement or upon termination in other circumstances as determined by the Human Resources Committee, and expired seven years after grant or earlier following termination of service.

Directors may elect to defer all or part of their compensation under our Non-Employee Directors’ Deferred Compensation Plan, a non-qualified plan. Under this Plan, the participating Directors may direct deferrals to an account to be credited as deferred cash or deferred share units. The number of share units acquired is determined by dividing the cash amount deferred by 100% of the fair market value of the IMS stock at the deferral date. Deferrals of RSUs are also permitted. Dividend equivalents are credited on share units at the same rate as dividends are paid on Common Stock. Deferrals are non-forfeitable. A feature of the Plan permitting deferral of cash compensation into stock options is not available in 2006 and 2007. For 2007, we changed the rate of interest credited on deferred cash to equal 120% of the long-term “applicable federal rate” as in effect in the preceding December, which under SEC rules does not constitute an “above market” interest rate.

If there is a change in control of IMS, Directors’ stock options, restricted stock and RSUs generally will become vested. For this purpose, the term “change in control” has the same meaning as under the Change-in-Control Agreements, described below under the caption “Potential Payments Upon Termination or Change-In-Control.”

Expenses for attending Board and committee meetings and fulfilling other duties as Directors are reimbursed by IMS.

The Board of Directors has adopted share ownership guidelines for non-employee Directors because it believes that each non-employee Director should maintain a meaningful investment in IMS. Each non-employee Director is expected to own shares with a value of five times the annual retainer amount. New non-employee Directors are given between seven and eight years to achieve the guideline. All Directors who have served at least four years have met these ownership guidelines as of December 31, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the accompanying tables below and text disclosing the compensation awarded to, earned by or paid to the named executive officers.

Compensation of our named executive officers is determined under IMS’s compensation program for senior executives. This program is governed by the Human Resources Committee of the Board of Directors. Currently, the Human Resources Committee determines the compensation of all executive officers of the Company. This discussion and analysis focuses on our named executive officers listed in the Summary Compensation Table and other compensation tables in this proxy statement.

Objectives of Our Compensation Program for Named Executive Officers

Our executive team is critical to the success of IMS in fulfilling its mission and building value for shareholders. The principal objectives of our compensation program are to:

•       Permit us to recruit talented and well-qualified executives to serve in leadership positions;

•       Retain such experienced executives to lead our organization over the long-term, and succeed into positions of increasing responsibility;

•       Build corporate and shareholder value by:

—              Focusing our executives on achieving those key objectives critical to implementing the Company’s business strategy;

—              Ensuring that our executives take a long-term perspective while concentrating on achievement of annual goals;

—              Holding executives directly accountable for results by placing a major portion of compensation in at-risk incentives based on achievement of performance objectives and creation of shareholder value; and

—              Aligning the interests of our executives with the interests of our shareholders;

•       Motivate our executives to succeed by providing compensation that is directly based on performance and that is competitive relative to results achieved;

•       Offer compensation opportunities that are fair in relation to the compensation of other employees and reasonable from the perspective of shareholders;

•       Give assurance of fair treatment and financial protection so that executives, without undue concern for their personal circumstances, can identify and consider transactions that would be beneficial to shareholders but which might change the control of IMS;

•       Provide reasonable financial benefits in the event the executive’s services are no longer needed by the Company;

•       Safeguard the business of the Company, including protection from competition and other adverse activities by the executive during and after employment;

•       Pay compensation in an efficient and cost-effective manner, taking into consideration accounting and tax consequences; and

•       Fully comply with all applicable rules and regulations, and administer compensation on a transparent basis in accordance with best practices of corporate governance.

To accomplish these objectives, we intend that the levels of compensation available to executives who successfully enhance corporate and shareholder value be competitive with the compensation offered by other organizations that potentially compete for their services. This is critical to our ability to recruit executives who have demonstrated the qualities of leadership, a sharing of our values, and the energy and vision to guide IMS. It is likewise critical to our ability to motivate and retain high-quality executives who have demonstrated their value to our organization.

In addition, we designed our program to tie a major portion of each senior executive’s compensation to achievement of performance objectives. This “pay-for-performance” approach to compensation cascades throughout the organization and is supported by our global performance appraisal and job evaluation programs. As discussed below in greater detail, the principal measures of our business performance to which senior executive compensation is tied are revenues, operating income and, in the case of equity awards, the value returned to shareholders as measured by stock price appreciation.

Elements of Our Compensation Program for Named Executive Officers

The following table details the elements of our compensation program which are designed to achieve our compensation objectives for the named executive officers:

Compensation Program Elements	Description	How This Element Promotes Company Objectives
Salary*	Fixed annual compensation that provides ongoing income	Intended to be competitive with marketplace and reflect the executive’s relative value to IMS
Annual Incentive*	Opportunity to earn performance-based compensation for achieving pre-set annual goals. For 2006, the primary goals were based on revenues and operating income	Motivate and reward achievement of annual corporate and personal objectives that build long-term shareholder value
Long-term Compensation*:
— PERS (Performance-Based Restricted Stock Units)

Opportunity to earn RSUs based on one-year performance; available in 2006 to Messrs. Carlucci, Pajot, and Steinfeld and Ms. Cooper. Under this program, a dollar amount equal to the annual incentive earned for the year is converted at year end into a number of RSUs—referred to as “PERS”—that remain subject to an additional two-year service requirement in order to vest

Promote achievement of key corporate objectives and retention; the risk, reward and vesting requirements of PERS are designed to align executives’ interests with shareholders

— Long-Term Incentive Program (“LTIP”) (for executives who are eligible for PERS)

Opportunity to earn stock and RSUs based on two-year performance. The stock portion of the award is payable at the end of the two-year performance cycle. The RSU portion of the award vests 100% two years after completion of each performance cycle. This program commenced in 2006, providing award opportunities to the executives eligible for PERS for the 2006-2007 performance cycle. Performance goals for this cycle are based on revenues and operating income

Promote achievement of key multi-year corporate objectives, and retention; the risk, reward and vesting requirements of RSUs are designed to align the executives’ interests with shareholders
— LTIP (for executives other than those who are eligible for PERS)

Opportunity to earn cash and RSUs based on two-year performance. Two year performance cycles commence annually and therefore overlap. Award opportunities were designated for the 2006-2007 performance cycle in early 2006 and awards were earned for the 2005-2006 performance cycle at the end of 2006. The cash portion of the award is payable at the end of the two-year performance cycle. The RSU portion of the award vests 100% two years after completion of each performance cycle. Performance goals for these two cycles are based on revenues and operating income

Promote achievement of key multi-year corporate objectives and retention; the risk, reward and vesting requirements of these incentive awards are designed to align executives’ interests with shareholders

— Restricted Stock Units (“RSUs”)	Awards of specified number of shares of stock whose vesting and delivery is contingent upon completion of a specified period of future service	Recognize promotion and special contributions, ease transfer/relocation, and facilitate recruitment of new executives; promote retention and alignment with shareholder interests
— Stock options/stock appreciation rights	Not awarded in 2006	More highly leveraged risk and reward alignment with shareholder value; vesting promotes retention
Retention Awards—RSUs

RSUs granted upon the hiring or promotion of an executive, or as means to assure long-term retention. RSUs were granted in early 2006 for retention purposes during a period of transition to Messrs. Pajot, Steinfeld, and Boggs, and Ms. Cooper

Encourage retention, particularly when business is transitioning, with longer-term vesting required; risk and reward alignment with shareholders

Retirement Income

Regular component of compensation program earned based on service. Defined contribution and defined benefit programs provide for pension or lump sum payment upon retirement based on length of service and annual compensation prior to retirement

Key programs to attract lateral hires and retain executives long-term; necessary in recruitment to replace retirement commitments of former employers in some cases
Severance payments and benefits, including after a change in control	Payments and benefits upon termination of an executive’s employment in specified circumstances

Intended to provide assurance of financial security to attract lateral hires and to retain executives, especially in disruptive circumstances, such as a change in control and leadership transitions; encourage management to consider transactions that could benefit shareholders

Benefits	Health and welfare benefits	Fair and competitive programs to provide family protection, facilitate recruitment and retention
Perquisites	Limited personal benefits provided as an element of compensation	Highly desired benefits used to recognize performance in a cost-effective manner; certain perquisites offered to encourage appropriate focus on health and promote financial and family well-being

*                    Salary, annual incentive and long-term compensation comprise “total direct compensation,” which is intended to fall within the 50th to 75th percentile of competitive market compensation for target performance.

In setting policies and administering the compensation of named executive officers, the Committee reviews and takes into account all elements of total direct compensation, benefits and perquisites. The Committee reviews regularly scheduled as well as special reports and analyses of executive compensation in consultation with its independent outside advisers, Steven Hall & Partners, including current practices and trends among peer companies and general industry.

Other policies and practices that contribute to achieving the objectives of our compensation program include:

Stock Ownership Guidelines.   Our stock ownership guidelines require that the named executive officers own a significant equity stake in IMS during their employment. We expect our Chairman and Chief Executive Officer to own stock with a value of at least six times his salary; our Executive Vice President and Chief Operating Officer, five times his salary; and each other named executive officer, at least three times his or her salary. A review of our comparator companies in 2006 indicated that these ownership levels are competitive and, in some cases, higher than the competitive norm. Because stock units deferred by the executive and RSUs expose the executive to the full risk and reward of stock ownership, we include 100% of such deferred stock units and RSUs as stock ownership under the guidelines. We also count one quarter of the shares that represent the profit component of a vested in-the-money option as ownership under the guidelines. An executive must reach his or her target ownership level within five years after becoming subject to the guidelines. At the time of the Committee’s last review in late 2006, all of the named executive officers employed at year-end substantially exceeded their target ownership level. We have a policy that precludes executives from short selling, buying put options or writing call options, and engaging in other transactions that hedge the executive’s risk of owning our stock.

Employment Agreements.   We have employment agreements with three of the named executives who remained in service at the end of 2006, Mr. Carlucci, Mr. Pajot and Mr. Steinfeld. Mr. Thomas, our retired Chairman of the Board, and Ms. Cooper, our former Chief Financial Officer, continue to be subject to the terms of their employment agreements, including restrictive covenants. These agreements formalize the terms of the employment relationship, and assure the executive of fair treatment during employment and in the event of termination while requiring compliance with restrictive covenants. Employment agreements promote careful and complete documentation and understanding of employment terms, including strong protections for our business, and avoid frequent renegotiation of the terms of employment. Conversely, employment agreements can limit the ability of IMS to change certain employment and compensation terms. Our use of employment agreements reflects the fact that we have recruited some of our executives from high-level positions at other companies, and that other executives have been asked by us to relocate or to take on significant additional responsibilities. Executives in these circumstances have negotiated with us regarding the terms of their employment. The agreements embody the employment terms on which our Committee and the executives have reached agreement. Employment agreements for senior executive officers have been used since the founding of IMS and represent a continuation of this practice from our predecessor company. The terms of our current agreements are summarized in the section below under the caption “Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment-Related Agreements” and “Potential Payments Upon Termination or Change-In-Control.”

Business Protection Terms.   Our named executives are subject to significant contractual restrictions intended to prevent actions that potentially could harm our business, particularly after termination of employment. These business protections include obligations not to compete, not to hire away our employees, not to interfere with our relationships with suppliers and customers, not to disparage us, not to reveal confidential information, and to cooperate with us in litigation. Business protection provisions are included in agreements and equity awards. In addition, we have adopted a Code Of Ethics for Principal Executive Officer and Senior Financial Officers that requires named executive officers involved in preparing our financial statements, including the Chief Executive Officer and Chief Financial Officer, to adhere to high standards of conduct. Failure to comply with this Code Of Ethics or with the IMS Policy on Business Conduct or applicable laws will subject the executive to disciplinary measures, which may include loss of compensation, IMS stock, and benefits, and termination of employment. Similar forfeitures would apply to our General Counsel under contractual provisions if we were required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, resulting from knowing or grossly negligent conduct.

Equity Award Grant Policies.   The Committee has adopted a grant policy governing the time at which we grant equity awards, which includes both stock options and full-value awards such as RSUs. This policy provides that:

•       Equity awards granted to executive officers must be approved by the Committee or the full Board.

•       Grants to employees who are not executive officers may be approved by the Committee or the Board or, up to the limits permitted under the policy, by a committee of IMS officers.

•       The grant date of any equity award must be set by the Committee when approving the grant; this may be at the date the Committee completes its actions authorizing the grant or at a later date specified by the Committee.

•       The Committee considers whether any material non-public information concerning the Company is pending.

—              If so, the grant of equity awards shall either be postponed or authorized to become effective at a time when the Committee expects material non-public information to no longer be pending.

—              However, such a grant may be made effective at a fixed date if the grant is approved in advance and the Committee determines that the grant would not provide an unintended benefit to the employee or an unintended cost to the Company, and the expense of the award will be measured and reflected in financial statements in compliance with applicable accounting rules.

—              In April 2006, the Committee made our regular annual grant of equity awards effective at the time it completed its actions to authorize the awards.

•       For newly hired or newly promoted executives, a grant having a specific dollar value may be authorized in advance of the hiring or promotion date, with the grant to be fixed and effective at the hiring or promotion date, or the grant may be made at a meeting of the Committee following the hiring or promotion date.

—              The hiring date means the date on which a person begins to fully perform the bona fide services of his or her employment, and is deemed to be an employee for all purposes.

•       Any grant that becomes effective at a specified time after Committee approval may be subject to retained authority of the Committee to cancel the award before it becomes effective.

•       In any case in which fair market value is being used to set the exercise price of a stock option or to determine the amount of an equity award to be granted, fair market value is equal to the average high and low sales prices of the Company’s Common Stock on the grant date unless otherwise required by the applicable equity compensation plan.

Total Direct Compensation

We intend that the levels of compensation available to executive officers who achieve their objectives and successfully enhance corporate value be competitive with the compensation offered by our comparator companies and other organizations that potentially compete for their services. This approach enables us to attract and retain the highest caliber of executive talent, which is critical to the long-term success of our Company in an increasingly challenging market.

Comparator Companies.   In determining compensation opportunities and payments to executives, we look at the competitive opportunities, payments, practices and performance among a comparator group of companies. We intend that, if our executive officers achieve our targeted corporate objectives in a given year, they will earn total direct compensation that compares favorably with the total direct compensation earned by executives performing similar functions at comparator companies. Total direct compensation includes three elements: salary, annual incentive, and long-term compensation. We review the same group of comparator companies in evaluating the appropriate type and amount of other elements of compensation and benefits.

Twenty-two companies were referenced for comparison purposes in setting 2006 compensation of the named executives, including 14 healthcare and other information services companies and eight medical supply companies. These are companies with which IMS competes for executive talent, or which have characteristics similar to IMS, including one or more of the following:

•       Projected revenues, growth, operating income, assets, market value and/or total shareholder returns;

•       Market presence outside the United States;

•       Leading market shares in significant or emerging markets; and

•       Similarities in scope of position responsibilities, executive qualifications and expertise, and/or performance challenges.

By the end of 2006, four of the 22 companies had been removed from the list because the company was merged or acquired. The following comparator companies were referenced during 2006:

Pharmaceutical/Medical Supply Companies (8)	Healthcare and Other Information Services Companies (14)
Allergan Inc.	Acxiom Corp.
Bausch & Lomb Inc.	Affiliated Computer Services, Inc.
Beckman Coulter, Inc.	Ceridian Corp.
Forest Laboratories, Inc.	Cerner Corp.
Guidant Corp.*	Covance, Inc.
IVAX Corp.*	DST Systems, Inc.
St. Jude Medical, Inc.	The Dun & Bradstreet Corp.
Stryker Corp.	Equifax, Inc.
Fair Isaac Corp.
Fiserv, Inc.
Moody’s Corp.
NDCHealth*
SunGard Data Systems*
WebMD Health Corp.

*                    Company merged or was acquired since designation as a comparator company, and therefore removed during 2006.

Compensation data for the comparator companies comes from benchmarking studies conducted by Steven Hall & Partners, the Committee’s independent compensation consultants, based primarily on information from SEC filings by those companies.

For reference purposes, we also review industry survey information regarding executive officer compensation to provide broader context to the comparator group data. Such information is useful in assessing the market positioning of our compensation for specific officer positions.

Total Direct Compensation.   Total direct compensation, the sum of salary, annual incentive awards and long-term incentive awards, provides the major portion of each named executive’s remuneration. We place at risk a majority of total direct compensation, requiring achievement of performance goals as a condition to earning annual and long-term incentives with upside opportunity for higher awards for higher levels of performance and conversely, downside risk. We generally position an executive’s total direct compensation opportunity, earnable for performance at target levels, between the 50th and 75th percentile of the comparator group compensation for the corresponding position depending on relative external and internal factors such as the responsibilities, performance, contributions and service of the individual executive, as well as relative to other employees.

Allowing for variance based on the factors referenced above, we set salaries generally near the market median for comparable positions at our comparator companies. The other elements of total direct compensation, which at target levels constitute the larger portion of pay, are variable and at risk based on performance. Annual and long-term incentive opportunities are set as a percentage of salary with the target award amounts also intended to approximate the 50th to 75th percentile for comparable positions among our group of comparator companies. Long-term incentives are contingent on revenue and operating income goals, like our annual incentives, but the value of long-term incentives also largely depends on the value of our common stock.

Salary and annual incentive compensation are paid in cash, with long-term incentive compensation generally distributed in the form of shares to our most senior executives and in a mix of shares and cash to the next tier of executive officers. We promote share ownership as a direct means of aligning the interests of our executives with the interests of our shareholders. While ownership guidelines encourage long-term share holding, we expect that our executives will sell shares from time to time to meet family financial needs and diversify their holdings.

We specify the amount of cash and shares that may be earned as annual incentive awards, PERS awards, and long-term incentive awards as a target amount based on achievement of a target level of performance. As shown in the “Grants of Plan-Based Awards” table, we also specify a lower “threshold” level at which cash or shares may be earned for performance that falls short of target, and a higher “maximum” level of earning for performance substantially exceeding the target levels. We set the threshold and maximum performance levels and payout levels early each year taking into account current business conditions facing IMS and our budget for the year, with a view that the threshold level should have a relatively high probability of achievement, the maximum level should have a relatively low probability of achievement, and the payouts associated with each should serve as an incentive that will not become irrelevant due to business setbacks or unusually strong performance part way through the year. In addition, we intend that the threshold and maximum payout levels will represent a fair allocation of the positive business results achieved in a given year between our shareholders and our employees.

The following table shows the total direct compensation authorized by the Committee for 2006 at each level of performance. The table includes the amount of annual incentive and PERS that could be earned by meeting performance goals relating to adjusted revenue, adjusted operating income and individual objectives in 2006 and the amount of long-term incentive that could be earned by meeting performance goals relating to adjusted revenues and adjusted operating income in 2006 and 2007. Valuation of equity awards is based on fair value, as reflected in the Grants of Plan-Based Awards Table, except that the value of restricted stock units granted as a retention award will be attributed to total direct compensation annualized over each of the three years of the awards’ vesting period, so one-third of the grant date value is shown below. In addition, while cash amounts potentially earnable under 2006 grants under the LTIP by Mr. Boggs and Ms. Katz are included in this table, such amounts would only be shown in the Summary Compensation Table in the year earned, which would be 2007. The long-term incentive awards to Mr. Boggs and Ms. Katz for the 2005-2006 performance period are not included in this table. Using the information presented to the Committee in late 2005 and early 2006, the table shows how the potential payouts of total direct compensation at target levels ranked against amounts paid for comparable positions by the comparator group companies (based on 2004 compensation information reported in 2005 proxies). In the case of Mr. Carlucci, the percentile positioning is based on his authorized compensation for the last nine months of the year (annualized for the full year), reflecting his promotion which became effective April 1, 2006.

Total Direct Compensation “TDC”—Authorized for 2006 Based on Performance
Components of TDC
								2006 TDC Percentile Positioning
Name	Performance Level	Salary	Annual Incentive	PERS	Long-Term Incentive Award	Restricted Stock Units	Total Direct Comp.	vs. Comparator Group in 2004
David R. Carlucci	Below Threshold:	$801,250	$0	$0	$0		$801,250
	Threshold:	$801,250	$600,938	$600,938	$1,445,250		$3,448,376
	Target:	$801,250	$801,250	$801,250	$1,927,000		$4,330,750	43rd
	Maximum:	$801,250	$1,602,500	$1,602,500	$3,854,000		$7,860,250
Gilles V.J. Pajot	Below Threshold:	$675,780	$0	$0	$0	$333,333	$1,009,113
	Threshold:	$675,780	$372,764	$372,764	$694,500	$333,333	$2,449,141
	Target:	$675,780	$497,018	$497,018	$926,000	$333,333	$2,929,149	54th
	Maximum:	$675,780	$994,036	$994,036	$1,852,000	$333,333	$4,849,185
Robert H. Steinfeld	Below Threshold:	$373,400	$0	$0	$0	$166,667	$540,067
	Threshold:	$373,400	$155,175	$155,175	$375,000	$166,667	$1,225,417
	Target:	$373,400	$206,900	$206,900	$500,000	$166,667	$1,453,867	66th
	Maximum:	$373,400	$413,800	$413,800	$1,000,000	$166,667	$2,367,667
Bruce F. Boggs	Below Threshold:	$346,325	$0		$0	$616,667	$962,992
	Threshold:	$346,325	$169,688		$168,750	$616,667	$1,301,430
	Target:	$346,325	$226,250	(c)	$225,000	$616,667	$1,414,242	52nd
	Maximum:	$346,325	$452,500		$450,000	$616,667	$1,865,492
Leslye G. Katz	Below Threshold:	$310,350	$0		$0	$300,000	$610,350
	Threshold:	$310,350	$122,625		$75,000	$300,000	$807,975
	Target:	$310,350	$163,500	(c)	$100,000	$300,000	$873,850	75th	(d)
	Maximum:	$310,350	$327,000		$200,000	$300,000	$1,137,350
David M. Thomas(a)	Below Threshold:	$220,000	$0				$220,000
	Threshold:	$220,000	$165,000				$385,000
	Target:	$220,000	$220,000	(c)	(c)	(c)	$440,000		(c)
	Maximum:	$220,000	$440,000				$660,000
Nancy E. Cooper(b)	Below Threshold:	$413,440	$0	$0	$0	$166,667	$580,107
	Threshold:	$413,440	$184,920	$184,920	$375,000	$166,667	$1,324,947
	Target:	$413,440	$246,560	$246,560	$500,000	$166,667	$1,573,227	32nd
	Maximum:	$413,440	$493,120	$493,120	$1,000,000	$166,667	$2,566,347

(a)              Compensation for Mr. Thomas for employment in 2006 was authorized only for the period through his retirement date of March 31, 2006. It did not include PERs or other long-term incentive. Mr. Thomas received consulting fees of $630,000 for services from April 1, 2006 through December 31, 2006, which are not included in the table above.

(b)              Ms. Cooper resigned August 14, 2006. None of the compensation shown in the table was or will be paid to her, except for her salary paid through the date of termination.

(c)               Not eligible / not applicable.

(d)              Estimated. Marketplace positioning reflects Ms. Katz in previous role as Controller.

As shown above, total direct compensation for target performance ranged from the 32nd up to the 75th percentile, within the 50th to 75th targeted positioning.

Awards Earned Based on 2006 Performance.   A detailed explanation of our Executive Annual Incentive Program (“AIP”) and PERS awards for 2006 and Long-Term Incentive Plan (“LTIP”) awards for performance periods including 2006 appears below under the caption “Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table—Non-Equity Incentive Plan Compensation” and “Equity Incentive Plan Awards.” Under the AIP and PERS programs for 2006, IMS’s performance in adjusted operating income equaled 103% of the target level, while 2006 adjusted revenues reached the target level under those programs. These same results represent the level of first-year performance for the 2006-2007 performance period under the LTIP, but payouts under the LTIP are only earned for performance over the whole two-year period. For the 2005-2006 performance period under the LTIP, both our adjusted revenues and operating income represented 101% of target.

Under the aggregate 2006 performance discussed above, the AIP and PERS resulted in a preliminary award payout level of 117% of target, before discretionary adjustments. For the named executive officers who remained in service at the end of 2006, the Committee reviewed scores under our Performance Management Program and exercised its discretion to adjust the final payout amount upward based on each executive’s personal performance rating; the Committee determined the amount of this adjustment in view of the positive results achieved and the challenges faced by senior management in 2006 in achieving these results. While adjustments were made based on Committee evaluation of named executives’ personal performance, no discretionary adjustments were made to 2006 AIP and PERS awards for the named executives with regard to achievement of strategic goals or otherwise under the Committee’s general reservation of discretion.

Under the LTIP, the performance for the 2005-2006 performance period resulted in awards being earned at a level of 110% of target. The Committee generally does not exercise discretion under the LTIP to adjust awards payouts, although it does retain discretion to do so.

The following table shows the actual and projected levels of earning of these performance-based awards by the named executive officers based on 2006 performance. For LTIP awards for which 2006 was the initial performance year of a two-year performance period, the table shows the fair value of the award we have accrued as expense for accounting purposes based on 2006 performance (without reduction for estimated service-based forfeitures), and the projected level of earning of the award for the entire performance period based on actual 2006 performance, which in the aggregate was above-target, and assuming that performance for 2007 will be at target. For these awards, the final award earned remains at risk and subject to our actual performance in 2007 as well as meeting requirements for two years of future service to earn the restricted stock units portion of the award. Finally, the named executives’ total direct compensation for 2006 shown below includes the projected two-year earning of the LTIP award, the annual incentive actually earned in 2006, the allocated 2006 portion of the retention award of restricted stock units, and salary earned in 2006, which together constitute total direct compensation.

Total Direct Compensation (“TDC”) - Payout Levels Based on 2006 Performance

	Annual Incentive		PERS		Long-Term Incentive - 2006-07 Performance
						Award	Projected Payout	TDC for 2006
						Expense	(2006 at Actual	(including
						Accrued	Performanceand	non-performance
				Award		for in	2007 projected at	based
		Award Amount		Amount		2006	Target Performance)	components)*
Name	% of Target	$	% of Target	$	% of Target	$	$	$
David R. Carlucci	130	1,041,625	130	1,041,625	108	718,559	2,081,160	4,965,660
Gilles V. J. Pajot	130	646,123	130	646,123	108	345,295	1,000,080	3,301,439
Robert H. Steinfeld	125	258,625	125	258,625	108	186,445	540,000	1,597,317
Bruce F. Boggs	120	271,500	(c)	(c)	108	87,628	243,000	1,477,492
Leslye G. Katz	150	245,250	(c)	(c)	108	38,944	108,000	963,600
David M. Thomas(a)	117	257,400	(c)	(c)	(c)	(c)	(c)	477,400
Nancy E. Cooper(b)	100	246,560	100	246,560	108	(c)	540,000	1,613,227

*       Includes projected LTIP payout assuming full-period performance equals actual performance achieved in 2006 and projected performance at target for 2007. Also includes non-performance based components, consisting of salary and a portion of the value of the retention grants of RSUs, which amounts are shown in the table above titled “Total Direct Compensation (“TDC”) Authorized for 2006.”

(a)     Compensation for Mr. Thomas for employment in 2006 was only authorized for the period through his retirement date of March 31, 2006. It did not include PERS or other long-term incentives.

(b)     Ms. Cooper resigned August 14, 2006. None of the compensation shown in the table was or will be paid to her, except for her salary paid through the date of termination.

(c)     Not eligible/not applicable.

For additional discussion of the performance goals and determination of payout levels under the performance-based plans included in total direct compensation, see below under the caption “Challenges for 2006.”

Pay-for-Performance Analysis.   Our compensation program is intended to reward performance relative to approved annual and longer-term targets. Our global performance for 2006 reached our targets and, in some respects, exceeded our targets under the AIP, PERS and LTIP programs. As shown by the above tables, this favorable performance resulted in above-target levels of compensation for named executive officers for 2006. Our 2006 performance goals, at target, represented year-over-year growth of 11% for revenues and 9% for operating income, after eliminating the effects of changes in foreign currency exchange rates based on exchange rates in effect at the beginning of 2006. Our three-year annual compound growth rate for revenues and operating income is 12.3% and 7.1%, respectively, on a GAAP basis. This has translated into a favorable return to shareholders, in that our compound annual return to shareholders was 10.8% and 3.8% for the one- and three-year periods ending December 31, 2006. We believe this supports the Committee’s view that our performance goals are appropriate, and that achievement of these goals generally should translate into favorable returns to shareholders.

Retirement Programs

Our retirement programs for senior executives provide an opportunity for each participating executive, through long service to IMS, to receive a pension or other forms of retirement benefits.

Senior executives participate in a number of plans that provide retirement benefits to broad groups of employees and executives. These are briefly summarized as follows:

Name of Plan	Type of Plan	Key Terms
Retirement Plan	Tax-qualified cash-balance plan	• Credit of 6% of annual compensation up to IRS limit ($220,000 in 2006) — Annual retirement payments — 100% vesting after five years
Retirement Excess Plan	Non-qualified “mirror” of Retirement Plan	• Credit of 6% of annual compensation in excess of IRS limit — 100% vesting after five years — Lump-sum payout permitted
Savings Plan	Tax-qualified 401(k) Plan	• 50% match of first 6% of employee contributions, up to IRS limit — 100% vesting after three years
Savings Equalization Plan	Supplement to 401(k) Plan	• Current cash make up for lost Savings Plan match due to IRS contribution and compensation limits

The Retirement Plan and Retirement Excess Plan are “defined benefit” arrangements, and the Savings Plan is a “defined contribution” arrangement. The Savings Equalization Plan provides current annual make up payments and therefore is not considered a defined contribution plan.

In addition, we have several programs that provide substantial additional retirement benefits for senior executives. Programs adopted before 2006 include the IMS Health Incorporated Supplemental Executive Retirement Plan (“SERP”) covering the current Chairman and Chief Executive Officer and the former Chairman and Chief Executive Officer, the IMS Health Incorporated Executive Pension Plan (“EXPP”) covering the General Counsel and the former Chief Financial Officer, and an individual arrangement covering the Executive Vice President and Chief Operating Officer. Detailed disclosure regarding these arrangements can be found below under the caption “Pension Benefits.”

Retirement benefit arrangements adopted in the past, particularly the SERP, EXPP, and individual arrangements, have enabled us to attract and retain experienced executive officers. To recruit executives who joined IMS after long-term service with other employers, we offered attractive retirement programs in part to restore the executive’s loss of vested retirement benefits, as well as the loss of valuable opportunities to earn future retirement benefits when leaving their prior employers to join us. In some cases, we have done this by crediting the named executive with extra years of service under the arrangement. Individual executives already employed by IMS have also at times negotiated for enhanced retirement benefits.

During 2006, the Committee reviewed retirement programs provided to other senior executives. This review sought to evaluate the program in light of IMS’s overall compensation and benefits strategy, in comparison to current market practices and the trend from defined benefit to defined contribution retirement programs. The Committee was assisted in this review by Towers Perrin HR Services and Steven Hall & Partners. Based on this review, it was concluded that retirement benefits remain one of our most effective means to retain critical talent and encourage long-term service and that the level of benefits provided to this critical group of executives was significantly below marketplace practice and deficient in meeting their needs to build financial security over careers with our Company.

Based on these findings, the Committee adopted the Defined Contribution Executive Retirement Plan effective January 1, 2007. Mr. Boggs and Ms. Katz, who are named executive officers not covered by a supplemental executive defined benefit retirement arrangement, have been designated along with other senior executives as participants in this Plan.

Severance Policies

We provide severance protection to our senior executives in employment agreements and change in control agreements, as detailed below under the caption “Potential Payments Upon Termination or Change-In-Control.” As discussed above, this protection is designed to be fair and competitive to aid in attracting and retaining experienced executives. When recruiting from another company, the executive invariably will seek to be protected in the event he or she is terminated without Cause or for Good Reason. We believe that the protection we provide, including the level of severance payments and post-termination benefits, is appropriate and within the range of competitive practice. This includes protection in the event of outright job termination not for Cause (“Cause” being limited to specified actions that are directly and significantly harmful to IMS) or in the event we change the executive’s compensation opportunities, working conditions or responsibilities in a way adverse to the executive such that he or she has Good Reason to terminate. As a result of our negotiations with Mr. Pajot to assume a position of higher responsibility in 2000, he became entitled to a liberal Good Reason provision allowing him to voluntarily terminate employment and receive the severance and other benefits accorded upon a termination for Good Reason. We have taken this into account in structuring his compensation, including in our negotiations with Mr. Pajot in 2006 to assume his position of Executive Vice President and President Business Management and relocate to the United States. He was subsequently promoted to Chief Operating Officer in 2007. Mr. Pajot has agreed to waive his right to accelerated vesting of certain equity awards granted after 2005 in the event he were to voluntarily terminate under the liberal Good Reason provision, which has permitted us to grant RSUs that he would forfeit upon his voluntary termination, thereby providing an inducement to longer term service and retention. However, he remains entitled to accelerated vesting of these RSUs and other post-2005 equity awards in the event IMS terminates his employment not for Cause or we cause Good Reason to arise in 2006 or thereafter under the generally applicable definition and he then elects to voluntarily terminate employment.

In line with competitive practices, we provide a higher level of severance payments and benefits if the executive were to be terminated without Cause or for Good Reason within two years after a change in control. This protection, while potentially costly, provides a number of important benefits. First, it permits an executive to evaluate a potential change in control without concern for his or her own situation or the need to seek employment elsewhere. Second, change in control transactions take time to unfold, and a stable management team can help to preserve our operations either to enhance the value delivered to a buyer in the transaction or, if no transaction is consummated, to ensure that our business will continue without undue disruption and retain its value. Finally, we believe that the change in control protections in place encourage management to consider on an ongoing basis whether a strategic transaction might be advantageous to our shareholders, even one that would vest control of IMS in a third party. The Committee believes that the potential cost of executive change in control severance benefits are well within the range of reasonableness relative to general industry practice, and represents an appropriate cost relative to its benefits to IMS and its shareholders.

Challenges for 2006

2006 was a year of transition for IMS, which resulted in changes to our compensation program:

Retirement.   David M. Thomas, our Chairman of the Board, retired as planned on March 31, 2006. Upon Mr. Thomas’s retirement, he became entitled to retirement payments and benefits in accordance with the terms of his employment agreement, originally entered into in 2000 and modified from time to time since then. For 2006, he was paid his salary through his retirement date, and a prorata bonus based on 2006 corporate performance. Mr. Thomas’s unvested stock options and RSUs were vested upon his retirement, for which, under then applicable accounting rules, we recognized in 2006 the remaining expense for those equity awards, as reflected in the “Stock Awards” and “Stock Options” columns of the Summary Compensation Table. No new long-term incentive award was granted to Mr. Thomas for 2006, in view of his impending retirement. We retained Mr. Thomas as a consultant for the nine-month period following his retirement through the end of 2006, for a fee of $70,000 per month.

Promotions.   At the time of Mr. Thomas’s retirement, our Chief Executive Officer, David R. Carlucci, was also elected Chairman of the Board. We agreed with Mr. Carlucci on an amendment to his employment agreement under which he assumed the additional duties of Chairman. His annual base salary was increased by 13% from the previous level of $730,000 to $825,000, which at time of approval, was determined to be at the 56th percentile for comparable positions within our comparator group. The employment agreement continues his annual incentive award opportunity for target performance at 100% of base salary, with an opportunity to earn PERS with a value equal to his earned annual incentive award. The revised employment agreement also provides that, if the Company terminates his employment not for Cause within two years after a Change in Control, or if he terminates within that period for Good Reason as defined in the agreement, his pension under the SERP will be calculated using average final compensation of not less than $1,650,000 (representing the sum of his annual base salary and target annual incentive under the revised employment agreement). His employment agreement was also modified to provide for lump sum severance payment in most cases six months after termination, rather than in installments. This was part of a set of revisions conforming the agreement to the requirements of Internal Revenue Code § 409A, which governs severance payments deemed to be deferred compensation.

During 2006, we also promoted Gilles Pajot to become Executive Vice President and President—Business Management and in 2007 to become Chief Operating Officer. Mr. Pajot, who joined IMS in 1997, previously served as President—IMS Europe, Middle East & Africa. In recognition of Mr. Pajot’s increased responsibilities and his agreement to relocate from the United Kingdom to the United States, his employment agreement was revised providing an annual base salary of $700,269, representing a 9% increase over his previous salary. At the time of approval, his salary was determined to be in the 90th percentile for comparable positions within our comparator group. Mr. Pajot’s agreement also provides for an annual incentive award opportunity for target performance equal to 71% of base salary, representing a 9% increase, together with participation in the PERS program. Mr. Pajot also was granted 39,856 RSUs under the revised employment agreement. In the event of a voluntary termination of employment by Mr. Pajot, RSUs and future equity awards will be subject to forfeiture if not vested at the time of such termination. As explained above, a voluntary termination by Mr. Pajot would be deemed a termination for Good Reason for purposes of separation pay other than the RSUs and future equity awards. These RSUs would be forfeited by Mr. Pajot in the event of his voluntary termination. In addition, we agreed to continue to provide “expatriate” benefits for Mr. Pajot, as an inducement to relocate to the United States. In negotiating a pay package with Mr. Pajot, the Committee and Board concluded that Mr. Pajot’s abilities and experience are critical to IMS, particularly his extensive knowledge of the global pharmaceutical industry, and that relocating him to our United States headquarters was vital to the execution of the Company’s strategy. His expatriate benefits are comparable to those the Company provided him while on assignment in the United Kingdom.

Retention.   We entered into a merger agreement with the Nielsen Company, formerly known as VNU in July 2005, with completion of the merger expected in early 2006. However, the merger was cancelled by Nielsen after some of its shareholders objected to the transaction. Management of IMS supported the proposed merger and worked diligently through much of 2005 to bring it about and to plan for operating the post-merger company. The merger would have constituted a change in control of IMS under our plans and employment agreements, and some members of the management team reasonably anticipated that their employment would terminate following completion of the merger.

Upon Nielsen’s withdrawal from the transaction, our management team faced a critical transition and a change in IMS’s planning for 2006. Management reacted quickly, negotiating a break-up fee of $60 million paid by Nielsen since the termination of the transaction was attributable to Nielsen. In addition to the disruption caused by cancellation of the transaction, the Company experienced a leadership transition with the retirement of our Chairman. In assessing the potential impact of these events on our management team, the Committee and Board believed that there was a danger of losing key senior executives, and therefore authorized retention grants of RSUs to four of the named executive officers. The Committee granted the following restricted stock awards after review of similar special retention grants made by other companies and consideration of the value of unvested stock options and RSUs of executives, primarily to assess the “holding power” of such equity awards to promote retention:

Name	Number of RSUs	Grant Date Value
Gilles V. J. Pajot	39,856	$1,000,000
Robert H. Steinfeld	19,928	$500,000
Bruce F. Boggs	19,928	$500,000
Nancy E. Cooper	19,928	$500,000

The grant-date fair value of these awards generally will be recognized as expense for accounting purposes over the three-year vesting period. The expense recognized in 2006 is included in the “Stock Awards” column of the Summary Compensation Table for 2006.

Despite this retention award and other elements of our program that promote retention, two senior officers left our Company in 2006. Our then Chief Financial Officer, Nancy E. Cooper, resigned to accept a senior position at a major U.S. company. She forfeited her equity awards and incentive award opportunities which had a grant date value (fair value in the case of the equity awards) in excess of $1,877,760, as well as her nonqualified pension valued at $730,167. While this event demonstrates that retention awards cannot be effective in all cases, it also confirms our belief that retention is a key issue we need to address in our compensation program. Loss of valued members of our management team, whether recruited away as was Ms. Cooper or electing to retire as did

Mr. Thomas, can potentially disrupt our business and result in substantial added expense. We therefore believe it critical that our compensation program be well positioned competitively, provide attractive compensation opportunities for high performance and include a powerful retention element.

Form of Long-Term Incentives.   In 2006, we made changes to the form of our long-term incentive awards. In previous years, a named executive officer received stock options for a portion of long-term incentive component of compensation, together with PERS or an award opportunity under the LTIP. In view of the inception of FAS 123R in 2006 which attributes a substantial expense to options that, before 2006, usually had no accounting expense, the Committee concluded that awards of RSUs rather than options under the long-term incentive program would offer advantages, including comparable expense, a stronger retention element, a reduced number of shares and reduced dilution. The Committee intends to periodically review the form of future equity grants on a continuing basis.

Performance Goals and Metrics.   In 2006, we continued to use adjusted operating income and adjusted revenues as our primary financial goals under the AIP and the related PERS program, and under our LTIP. However, we recalibrated the weighting of these goals for 2006. In 2005, the revenue goal had been more heavily weighted at 60% than the operating income goal at 40%. For 2005, we exceeded our revenue growth goal but fell short of our operating income goal. In 2006, we weighted the revenue and operating income goal equally to increase focus on profitability. The equal weighting of these goals applied to both the AIP and the LTIP.

Amendment of the 1998 Employees’ Stock Incentive Plan.   In 2006, IMS stockholders approved an amendment to the 1998 Employees’ Stock Incentive Plan to increase the number of shares reserved for issuance under equity awards by 6.7 million, and to extend the termination date of the Plan until 2015. The Plan authorizes the grant of equity awards, including RSUs and options, and cash- and share-denominated long-term incentive awards that meet applicable regulatory requirements. This includes qualification of performance-based awards under Internal Revenue Code § 162(m), which permits us to claim tax deductions for compensation without limitation under the §162(m)’s $1 million annual deductibility cap.

Our 2006 equity grant rate, calculated as the number of shares subject to equity awards at target performance divided by the number of shares outstanding, was 0.78% of the outstanding common stock. This rate was considerably below our 2005 rate of 2.25% and the 1.8% average for our comparator group in 2005. This reduction is largely attributable to the fact that our 2006 grants were in the form of RSUs and cash rather than options, which tend to cover a larger numbers of shares at a comparable accounting expense. Named executive officers received grants representing 22.7% of the total grants in 2006. Unearned equity incentive plan awards, which will be effective at the end of the performance cycle, were included at target.

2007 Program

Our 2007 compensation program for senior executives will be structured in a manner similar to the 2006 program. However, to increase the pay-for-performance orientation of the program for key executives, the Committee plans to shift equity grants for Mr. Boggs and Ms. Katz, as well as other key officers, from RSUs to performance-based RSUs consistent with the other named executive officers.

Tax Deductibility

As stated above, Internal Revenue Code §162(m) limits the tax deductions that a public company can claim for compensation paid to some of its named executive officers. We generally seek to preserve such corporate tax deductibility for compensation to the extent practicable, although the Committee retains flexibility to approve, when appropriate, compensation arrangements which promote the objectives of our compensation program but which do not qualify for full tax deductibility. We believe that performance-based compensation authorized and earned under the annual incentive, PERS, and long-term incentive programs qualified as performance-based compensation and therefore was fully tax deductible by IMS. In light of Mr. Pajot’s relocation to the United States, approximately $150,000 of his remuneration and expatriate package is not tax deductible for IMS under Internal Revenue Code §162(m), based on our estimated marginal federal income tax rate. In connection with our permitting personal use of IMS aircraft by named executive officers, a portion of our related expense is non-deductible under recent changes to U.S. federal income tax law. We treat such personal use as compensation, as reported in the “All Other Compensation” column of the Summary Compensation Table. The value of the disallowed tax deductions relating to personal use of the corporate aircraft for 2006, based on our estimated marginal federal income tax rate, was approximately $100,000.

Decision-Making Responsibility

Governance of our compensation program is the responsibility of the Committee, which is comprised solely of independent Directors. The Committee works with management, in particular the Chairman and Chief Executive Officer and the Vice President of Human Resources, in making decisions regarding our compensation program. The Committee also has retained Steven Hall & Partners, a nationally known compensation consulting firm, to assist in gathering and analyzing market data, advising the Committee on compensation standards and trends, and helping to implement policies and programs. The Committee is responsible for approving payments to the consultant, and the consultant takes its direction from the Committee. Other consulting firms assist us, as required, on projects calling for specialized expertise, such as retirement plan design and analysis of golden parachute excise taxes.

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears above. Based on this review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

The Human Resources Committee M. Bernard Puckett, Chairman Constantine L. Clemente John P. Imlay, Jr. Robert J. Kamerschen

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation Tables

SUMMARY COMPENSATION TABLE FOR 2006

The following table shows information regarding 2006 compensation for our current Chairman and Chief Executive Officer, the other three most highly compensated officers serving at the end of 2006, the current Chief Financial Officer, the former Executive Chairman and the former Chief Financial Officer (the “named executive officers”).

					Non-Equity
					Incentive
			Stock	Option	Plan	Change in	All Other
Name and	Year	Salary	Awards	Awards	Compensation	Pension Value	Compensation	Total
Principal Position		($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)(1)	(e)(1)	(f)(2)	(g)	(h)(3)	(i)
David R. Carlucci Chairman, Chief Executive Officer and President	2006	801,250	2,019,461	946,312	1,041,625	2,010,587	166,252	6,985,487
Gilles V. J. Pajot(4) Executive Vice President and Chief Operating Officer	2006	675,780	1,232,646	334,015	646,123	369,499	684,008	3,942,071
Robert H. Steinfeld Senior Vice President, General Counsel and Corporate Secretary	2006	373,400	598,721	670,775	258,625	258,313	21,992	2,181,826
Bruce F. Boggs Senior Vice President Global Marketing, Communications and External Affairs	2006	346,325	455,533	525,144	381,500	30,388	103,154	1,842,044
Leslye G. Katz Senior Vice President and Chief Financial Officer	2006	310,350	103,512	262,349	286,500	18,934	36,736	1,018,381
David M. Thomas Former Executive Chairman(5)	2006	220,000	619,203	1,234,663	257,400	3,249,650	804,501	6,385,417
Nancy E. Cooper Former Senior Vice President and Chief Financial Officer(6)	2006	254,591	0	308,857	0	0	29,761	593,209

(1)            The stock-based compensation amounts reported in the table reflect the expense the Company reported in its 2006 financial statements under FAS 123R without regard to estimated forfeitures related to service-based vesting conditions. This represents the fair value of the portion of the share-based payment awards expected to vest during the year with respect to awards granted in previous years and in the current year and the fair value of performance based awards not yet granted but for which we have accrued expense for accounting purposes based on 2006 performance. Under the Company’s long term incentive plans, the RSUs awarded to named executive officers remained subject to forfeiture at December 31, 2006 and the final value of the restricted stock units granted are at fair market value based on the average high/low stock price for the last 20 days of the performance period. Fair value of stock options is determined using the Black-Scholes option pricing model, based on the same assumptions as are used for calculating fair value for purposes of our financial statements except without discounting award values for estimated forfeitures related to service-based vesting conditions. These assumptions are described in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which shall be deemed to be part of this Proxy Statement.

(2)            Amounts reported in this column represent the cash annual incentive award payable for 2006 performance under our Executive Annual Incentive Plan for the named Executives and in addition, includes the cash long-term incentive award payable for performance in 2005 and 2006 under our Long Term Incentive Plan for Mr. Boggs and Ms. Katz.

(3)            “All Other Compensation” includes our 2006 contributions to accounts for Messrs. Carlucci, Steinfeld, Boggs and Thomas under the IMS Health Incorporated Savings Equalization Plan in the amounts of $48,422, $12,000, $10,620 and $36,716, respectively. This column also reflects our payment to Mr. Thomas of $630,000 for his consulting services during April through December 2006. The Company also provided perquisites during 2006 to the named executive officers, the amounts of which are included in the All Other Compensation column. Each named executive officer participates in our Executive Rewards Program, which provides a pre-set annual allowance that the executive may apply to receive one or more of the perquisites approved under the Program. The perquisites offered under the Program are intended to promote physical and financial health and safety, and include financial planning and tax preparation, estate-planning, investment management, and health club membership and trainer fees. With pre-approval, fees for other types of clubs (such as golf, tennis, or social clubs) and for home security systems may be reimbursed under the Program. The Program also provides for a yearly physical exam and for reimbursement of taxes on income resulting from compensation under the Program. In 2006, this Program provided financial planning, legal fees, tax preparation and tax planning fees for all named executives, and club memberships for Messrs. Carlucci, Boggs, Thomas and Ms. Cooper as well as a home personal security system for Mr. Carlucci. Special benefits are also provided to officers as an inducement to accept job assignments that result in relocation or disturbance to their living situation. For the named executive officers, these included the following in 2006: international health care insurance, life insurance premiums, car allowance and car leasing costs for Mr. Pajot; commuting costs for Mr. Pajot, consistent with the terms of his employment agreement, and a disturbance allowance and expense reimbursement in the amount of $72,441, during his relocation from the United Kingdom to the United States; living accommodations in the amounts of $347,676 and $28,636, respectively for Messrs. Pajot and Boggs; and a car allowance and reimbursement for spousal travel as well as recognition awards for Mr. Boggs. Other recognition awards were made to Mr. Thomas upon his retirement (estimated value of $1,970) and to Ms. Katz for her efforts on mergers and acquisitions. Compensation relating to the personal use of the Company’s aircraft by Messrs. Carlucci, Thomas and Pajot is included at $74,102, $56,904 and $26,594, respectively and is based on the operating and related costs incurred as a result of such use. Tax gross-ups associated with such perquisites and special benefits were paid to Messrs. Carlucci, Pajot, Steinfeld, Boggs and Thomas in the amounts of $13,978, $185,944, $3,392, $13,273 and $7,861, respectively, and to Ms. Cooper and Ms. Katz in the amounts of $5,936 and $7,305, respectively. In addition, in accordance with the terms of his employment agreement, Mr. Thomas was permitted to retain his automobile leased by IMS upon his retirement at March 31, 2006. We valued this benefit at $50,045, the amount we paid to buy out the lease, which we believe represents an amount not less than the fair market value of the automobile at that time.

(4)            Amounts paid to or earned by Mr. Pajot in Sterling as reflected in this table and elsewhere in this Proxy Statement were converted to U.S. dollars at a rate of British Pounds (“£”) £0.539 to $1.00 which reflects the average exchange rate during the year.

(5)            Mr. Thomas retired from the Company on March 31, 2006.

(6)            Ms. Cooper terminated employment with the Company on August 14, 2006. As a result of termination, she forfeited 41,866 RSUs with an aggregate grant-date fair value of $1,027,562 and 113,334 stock options with an aggregate grant-date fair value of $860,198. She also forfeited her non qualified pension that had a value of $730,167.

Grants of Plan-Based Awards for Fiscal 2006

The table below shows information regarding grants of plan-based awards made to named executive officers during 2006.

								All
								Other
								Stock	Grant
								Awards:	Date
								Number	Fair
								of	Value
								Shares	of
								of	Stock
	Grant	Estimated Future Payouts Under			Estimated Future Payouts Under			Stock	and
Name	Date	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			or	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards(1)
		($)	($)	($)	($)	($)	($)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David R. Carlucci	2/7/2006	600,938	801,250	1,602,500	600,938	801,250	1,602,500		801,250
	3/31/2006				1,445,250	1,927,000	3,854,000		1,927,000
Gilles V. J. Pajot	1/3/2006							39,856	1,000,000
	2/7/2006	372,764	497,018	994,036	372,764	497,018	994,036		497,018
	3/31/2006				694,500	926,000	1,852,000		926,000
Robert H. Steinfeld	1/3/2006							19,928	500,000
	2/7/2006	155,175	206,900	413,800	155,175	206,900	413,800		206,900
	3/31/2006				375,000	500,000	1,000,000		500,000
Bruce F. Boggs	1/3/2006							19,928	500,000
	2/7/2006	169,688	226,250	452,500
	2/7/2006	84,375	112,500	225,000	84,375	112,500	225,000		112,500
	4/18/2006							17,214	450,000
Leslye G. Katz	2/7/2006	122,625	163,500	327,000
	2/7/2006	37,500	50,000	100,000	37,500	50,000	100,000		50,000
	4/18/2006							11,476	300,000
Nancy E. Cooper(2)	1/3/2006							19,928	500,000
	2/7/2006	184,920	246,560	493,120	184,920	246,560	493,120		246,560
	3/31/2006				375,000	500,000	1,000,000		500,000
David M. Thomas(3)	2/7/2006	165,000	220,000	440,000

(1)            Grant Date Fair Value calculated using the Fair Market Value (as defined in the 1998 Plan) of the Company’s Common Stock on the date of grant.

(2)            Ms. Cooper terminated from the Company on August 14, 2006. All grants of equity awards issued in 2006 were forfeited as of that date.

(3)            Mr. Thomas retired from the Company on March 31, 2006 and was not issued any equity awards during 2006.

Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

The following provides background information to give a better understanding of the compensation amounts shown in the Summary Compensation Table and Grants of Plan-Based Awards Table above.

Non-Equity Incentive Plan Compensation

The amounts shown in the two tables above as “Non-Equity Incentive Plan Compensation” result from cash-based awards under the Executive Annual Incentive Program (“AIP”) for all named executive officers and, in the case of Mr. Boggs and Ms. Katz, also result from cash-based awards under the LTIP. Cash-based awards means incentive awards for which we set a target cash amount that may be earned based on performance over a one- or two-year period, with the opportunity to earn higher-than-target or lower-than-target amounts based on performance that is higher or lower than the specified target level, and with payouts in cash. Awards with similar performance terms but which are to be paid out in shares or RSUs are treated as “Equity Incentive Plan Awards” in the above tables, as discussed below.

The amounts in the column “Non-Equity Incentive Plan Compensation” shown in the Summary Compensation Table are the actual cash amounts paid to the named executive officer under the AIP in early 2007 for 2006 performance plus, in the case of Mr. Boggs and Ms. Katz, the cash amounts paid for the 2005-2006 performance cycle under the LTIP. The column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table shows the amounts that potentially could be earned under the AIP for 2006 performance at threshold, target, and maximum levels and, for Mr. Boggs and Ms. Katz, also shows the amounts that potentially could be earned under the LTIP for 2006-2007 for performance at threshold, target, and maximum levels. All of these awards are at risk, in that performance below the threshold level would result in no payout.

Named executives earned awards under the AIP in 2006 based on the level of achievement of annual revenue and operating income targets set by the Human Resources Committee early in the year, together with other measures of performance. If at least 80% of the financial goals were achieved, the Committee could adjust a participant’s annual incentive (i) by ten percentage points upward or downward based on progress in achieving strategic objectives, (ii) by 20 percentage points upward or downward based on other factors in the discretion of the Committee, and (iii) upward or downward by any amount, subject to award maximums, based on the participant’s rated performance for the year in achieving individual goals and in his or her work-related skills and behaviors. Target awards under the AIP equaled a pre-set percentage of the executive’s salary, ranging from 53% to 100% of salary. The targeted performance level for revenues was $1,908 million, with a threshold level of 90% and maximum level of 110% of that amount. The targeted performance level for operating income was $468 million, with a threshold level of 90% and a maximum level of 108% of that amount. Performance at levels higher than target can result in payouts of up to 200% of the executive’s award level for target performance on financial goals. Performance at the threshold level would result in payment of 75% of the amount payable for target financial performance, but no amount is payable for financial performance below threshold level. For purposes of the AIP, we weighted the operating income and revenues performance goals equally.

The Committee has discretion to adjust annual incentive payments upward or downward based on achievement of strategic objectives. This adjustment is made in the judgment of the Committee, based on consultation with the Chief Executive Officer. For 2006, the Committee made no adjustment to awards based on this performance factor.

As stated above, we determine a portion of the annual incentive based on an assessment of the executive’s individual performance, under our Performance Management Program. Our senior executive officers, other than Mr. Thomas, were advised early in the year of their personal performance goals. For 2006, these goals were based on individual efforts in the areas of: (i) financial performance—to meet balanced budgeted levels of revenue and operating income, cash flow and earnings per share objectives, and ensure high standards of financial reporting practices; (ii) customer-related goals—to improve relations with key customers and become a trusted advisor to them, and improve customer satisfaction, (iii) business operations and metrics—with respect to integrating and leveraging acquisitions and good performance in production and development; (iv) people management and leadership—to improve employee engagement worldwide and continue focus on key people programs to address our critical needs, (v) communications—to increase brand awareness and recognition externally, and (vi) strategy—to broaden our capabilities to attract and grow future business. An executive’s individual performance is graded under the Performance Management Program on a scale that recognizes that, in a given year, a few executives may be performing in a truly outstanding manner, but this cannot be a large number in relation to all Program participants. The Human Resources Committee assesses individual performance against these goals at year end, in determining the final amount of the annual incentive award and corresponding amount of PERS awards.

The Committee authorized cash-based awards under the LTIP in 2005 and in 2006 for Mr. Boggs and Ms. Katz. For the 2005-2006 performance period, these awards were earnable by achievement of performance goals based 60% on revenues and 40% on operating income. For the 2005-2006 performance period, the target performance level was $3,694 million revenues and $929 million operating income, with threshold levels of 90% and maximum levels of 110% of the target amounts. For the 2006-2007 performance period, the target performance level is set based on the same target levels as applied for 2006 under the AIP plus 105% of that level projected for 2007, with threshold levels of 90% and maximum levels of 110% of the target amounts. We determine revenues and operating income in the same manner under the LTIP as under the AIP. The 105% level established for the second year of the two-year performance period is set in order that awards will qualify as performance-based awards under Code Section 162(m), but the Human Resources Committee reserves its right to exercise negative discretion under the LTIP by reviewing the second year targets and raising them in light of budgets for that year and other circumstances. Awards under the LTIP may range from 0% to 200% of the participant’s target award, depending on the level of performance.

Under the AIP and LTIP, we set performance goals based on exchange rates in effect at the beginning of each of the years covered by the performance goals. To eliminate positive and negative effects of exchange rates on the performance results, we adjust revenues and operating income figures for purposes of these plans by applying the same exchange rates projected for budgeting and goal-setting purposes. Accordingly, “adjusted” revenues and operating income mean our revenues and operating income as determined for purposes of our financial statements under generally accepted accounting principles but adjusted to U.S. dollars based on the exchange rates in effect at the beginning of the applicable year. The Human Resources Committee also specified, when it set the financial goals for 2006, that the revenues and operating income goals were to be adjusted to eliminate the effects of adoption of FAS 123R and the effects in 2006 resulting from the termination of a proposed merger. Both positive and negative effects were to be eliminated.

Under U.S. generally accepted accounting principles (applied as described in our financial statements) (“GAAP”), our 2006 revenues were $1,959 million and operating income was $444 million. For purposes of the AIP, PERS and LTIP programs, we adjusted operating income to eliminate the effects of expensing equity-based compensation under FAS 123R ($40 million) and costs relating to a proposed merger ($6 million), which resulted in an adjusted (non-GAAP) operating income for 2006 of $490 million. We adjusted revenues and further adjusted (non-GAAP) operating income to eliminate the effects of changes in foreign currency exchange rates during the year, based on exchange rates in effect at the beginning of the year. As a result of this currency exchange rate adjustment, for purposes of our incentive programs, 2006 adjusted (non-GAAP) revenues were $1,908 million and 2006 adjusted (non-GAAP) operating income was $484 million. These represented achievement at a level of 100% of target for revenues and 103% of target for operating income, resulting in a blended level for AIP payouts of 117% of the target award. Our 2006 revenues of $1,959 million represented an increase of 12% (11% when adjusted to eliminate the impact of year-over-year foreign currency fluctuations, which we refer to as “constant dollar”) over 2005 revenues. Our 2006 adjusted (non-GAAP) operating income of $490 million also represented an increase of 12% (11% constant dollar) over our 2005 adjusted (non-GAAP) operating income, which was $439 million. Before adjusting to eliminate the effects of costs ($18 million) associated with a proposed merger and FAS 123R expenses ($0), our 2005 operating income on a GAAP basis was $421 million.

Based on its assessments of individual performance, the Committee authorized payouts under the AIP to the named executives serving with IMS at the following levels: Ms. Katz, 150%; Mr. Carlucci and Mr. Pajot: 130%; Mr. Steinfeld, 125%; and Mr. Boggs, 120%. This resulted in the AIP payouts for 2006 in the amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for Messrs. Carlucci, Pajot, and Steinfeld. Mr. Boggs and Ms. Katz received a 2006 AIP payout of $271,500 and $245,250, respectively, which is included in that same column. Mr. Thomas received a 2006 AIP payout based solely on the level of achievement of the pre-set financial goals at 117% of target, but prorated to reflect his employment for three months.

For purposes of the LTIP, for the 2005-2006 performance period our adjusted revenues were $3,734 million and our adjusted operating income was $939 million, both representing 101% of target, resulting in a payout of 110% of the target award. Under GAAP, our 2006 revenues were $1,959 million, and our 2005 revenues were $1,755 million. For purposes of the LTIP, we adjusted both 2006 and 2005 revenues to eliminate the effects of changes in foreign currency exchange rates during each year, based on exchange rates in effect at the beginning of that year. As a result of this currency exchange rate adjustment, for purposes of the LTIP, 2006 revenues were $1,908 million and 2005 revenues were $1,825 million, totaling $3,734 million for the two years combined. As described above, for purposes of our LTIP, 2006 adjusted (non-GAAP) operating income, after elimination of the effects of changes in foreign currency exchange rates based on exchange rates in effect at the beginning of 2006, was $484 million. For 2005, adjusted (non-GAAP) operating income was $439 million, which, when adjusted to eliminate the effects of changes in foreign currency exchange rates, based on exchange rates in effect at the beginning of 2005, resulted in 2005 adjusted (non-GAAP) operating income for purposes of our LTIP of $455 million. This amount was added to 2006 adjusted (non-GAAP) operating income of $484 million for a total of $939 million of operating income for LTIP purposes for 2005 and 2006 combined.

Mr. Boggs and Ms. Katz received cash payouts under the LTIP for the 2005-2006 performance period of $110,000 and $41,250, respectively, which is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

All revenue and operating income targets for compensation purposes ignore the impact of foreign exchange fluctuations.

Equity Incentive Plan Awards

The Summary Compensation Table and Grants of Plan-Based Awards Table contain amounts that result from three types of equity incentive plan awards. One type is the PERS awards, which are grants of RSUs with a value that matches the amount earned by the named executive officer under the AIP for 2006 performance. The PERS program provides an opportunity to earn these RSUs at threshold, target, and maximum levels that are the same as the AIP award opportunity levels, as shown in the Grants of Plan-Based Awards Table. The basis for payouts under the AIP is explained under the caption “Non-Equity Incentive Plan Compensation” above. For 2006, we authorized PERS awards for Messrs. Carlucci, Pajot, and Steinfeld and Ms. Cooper.

We granted two types of equity incentive awards under the LTIP in 2006. Early in the year, we advised each LTIP participant of the target dollar amount of his or her overall award for the 2006-2007 performance period. One-half of this cash amount was converted into RSUs as of the beginning of the performance period. If earned, these RSUs would remain subject to a two-year vesting requirement commencing at the end of the performance period. For Messrs. Carlucci, Pajot, and Steinfeld and Ms. Cooper, the other half of the LTIP award opportunity would remain as a cash amount which, if earned by performance in 2006-2007, would be converted into a number of shares of our stock in early 2008 and distributed at that time. For Mr. Boggs and Ms. Katz, this cash-denominated half of the LTIP award would be payable in cash, as described above under the caption “Non-Equity Incentive Plan Compensation.” The performance goals for the earning of these equity awards under the LTIP are the same as for the earning of the cash-denominated LTIP awards, described above under the caption “Non-Equity Incentive Plan Compensation.”

The performance periods and vesting periods for awards will end on an accelerated basis upon the occurrence of certain kinds of termination of employment or upon a change in control of IMS. These are described below under the caption “Potential Payments Upon Termination or Change-In-Control.”

Employment-Related Agreements

IMS has entered into employment agreements with Messrs. Carlucci, Pajot and Steinfeld, which employ them for a specified period of up to approximately three years, with automatic one-year renewals thereafter. Mr. Thomas had a similar agreement until his retirement effective March 31, 2006. Ms. Cooper also had a similar employment agreement until her voluntary termination of employment effective August 14, 2006. The material terms of these employment agreements that provide information necessary to interpret the Summary Compensation Table are as follows:

The employment agreements specify annual base salaries, which must be reviewed annually and may be increased but not decreased from the amount previously in effect. Salary levels in effect for 2006 are reflected in the salary column of the Summary Compensation Table.

The employment agreements permit each executive to participate in all executive compensation plans and programs intended for general participation by senior executives of IMS and generally guarantee that the opportunities and benefits provided under those plans and programs, in the aggregate, will be no less favorable than those in place when the executive was first employed. Accordingly, Messrs. Carlucci, Pajot, Steinfeld and

Thomas were eligible to participate in the IMS PERS Program, the LTIP and the 1998 Employees’ Stock Incentive Plan, pursuant to which the stock awards presented in the Summary Compensation Table were granted. Mr. Pajot’s employment agreement specifically provided for the grant of 39,856 RSUs as of January 3, 2006 under the IMS 1998 Employees’ Stock Incentive Plan, which are reflected in the stock awards column. This award was granted as a retention award and does not vest if he elects to voluntarily terminate on the basis of the more liberal Good Reason definition included in his employment agreement, which is described in more detail below under the caption “Potential Payments Upon Termination or Change-In-Control.” Mr. Thomas’s employment agreement specifically provided that all unvested PERS, RSUs and stock options would vest upon his March 31, 2006 retirement date.

The employment agreements also provide each executive with an opportunity to earn annual incentive compensation based on target achievement of performance objectives set by the Human Resources Committee, in an amount not less than a specified percentage of salary, as follows: Mr. Carlucci, 100%; Mr. Thomas, 100%; Mr. Pajot, 71%; Ms. Cooper, 51% and Mr. Steinfeld, 55.3%. Earned annual incentive awards for Messrs. Carlucci, Thomas, Pajot and Steinfeld for 2006 are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

The employment agreements further permit each executive to participate in all employee and executive benefit plans and programs to the extent such plans and programs are available to other employees or executives of IMS and generally guarantee that the benefits provided under those plans and programs, in the aggregate, will be no less favorable than those in place when the executive was first employed. Accordingly, Messrs. Carlucci, Steinfeld and Thomas and Ms. Cooper participate in the tax-qualified IMS Health Incorporated Retirement Plan (“Retirement Plan”) and the related nonqualified IMS Health Incorporated Retirement Excess Plan (“Retirement Excess Plan”). In addition, Messrs. Carlucci and Thomas participate in the SERP, as modified by their employment agreements, and Mr. Steinfeld and Ms. Cooper participate in the EXPP, as modified by their employment agreements. Mr. Pajot is entitled to a supplemental pension benefit under the terms of his employment agreement. The material terms of the Retirement Plan, Retirement Excess Plan, SERP and EXPP, as modified by the executives’ employment agreements, and the specific terms of Mr. Pajot’s supplemental pension benefit are described below under the caption “Nonqualified Pension Plans.” The increase in 2006 in the value of the pension benefits payable to Messrs. Carlucci, Pajot, Steinfeld and Thomas and Ms. Cooper is reflected in the Change in Pension Value column of the Summary Compensation Table. Another executive benefit plan in which Messrs. Carlucci, Pajot, Steinfeld and Thomas and Ms. Cooper participate is the IMS Executive Rewards program under which the executive receives up to $10,000 annually ($15,000 for Mr. Thomas) in financial planning, tax preparation, home security or other approved perquisites. These Executive Rewards program benefits are included in the All Other Compensation column of the Summary Compensation Table.

The agreements require IMS to provide certain payments and benefits upon termination of the executive’s employment, which are quantified and described below under the caption “Potential Payments Upon Termination or Change-In-Control.”

In addition, certain perquisites provided under the employment agreements are included in the All Other Compensation column of the Summary Compensation Table. Upon Mr. Thomas’s retirement on March 31, 2006, IMS transferred to him the automobile that had been provided by IMS for his use during his employment. Mr. Thomas’s employment agreement also provided for his use of IMS aircraft for business and reasonable personal travel except that Mr. Thomas was required to reimburse IMS for personal travel. The All Other Compensation column of the Summary Compensation Table also reflects certain perquisites payable to Mr. Pajot. In connection with Mr. Pajot’s relocation to the United States in 2006 to become President, Business Management, his employment agreement was amended to provide the following benefits through May, 2009:

•       round-trip, first class airfare to Paris once every 12 months to maintain family ties and additional round-trip, first class airfare to Paris in the event of family illness or death;

•       professional financial planning and tax services associated with his relocation to the United States;

•       automobile costs and reimbursement for the income taxes resulting from the inclusion of commuting costs in income;

•       a monthly housing allowance of $18,200, net after taxes;

•       a disturbance allowance equal to one-month’s base salary, net after taxes;

•       reimbursement of reasonable moving and storage expenses and $3,000, net after taxes, for loss incurred upon sale or early lease cancellation fee with respect to an automobile;

•       tax equalization payments and fees charged by a designated tax preparer so that his U.S. tax burden does not exceed the amount of tax that would have been payable had he continued working in the United Kingdom; and

•       reimbursements, net after tax, of actual relocation expenses incurred following termination of employment for any reason other than to accept employment with a business entity that is not affiliated with IMS.

The majority of these benefits were in place during his assignment in the United Kingdom.

In addition, Mr. Pajot’s employment agreement provides for the payment of an amount equal to the aggregate matching contributions that would have been credited to an account for him under the tax-qualified IMS Savings Plan and the related non-qualified IMS Savings Equalization Plan had he participated in those plans, which amount is 3% of base salary and bonuses annually, plus earnings at a rate equal to the annual return that would have been realized had such amount been invested 80% in the fixed income fund and 20% in the equity index fund available under the tax-qualified IMS Savings Plan.

Under their employment agreements, Messrs. Carlucci, Steinfeld and Thomas and Ms. Cooper participate in the tax-qualified IMS Savings Plan and the related IMS Savings Equalization Plan under which they receive matching contributions equal to 3% of their base salary and annual bonuses plus earnings as stated above, which amounts are distributed to them annually. These amounts are also reflected in the All Other Compensation column of the Summary Compensation Table.

Ms. Katz and Mr. Boggs are not included in this discussion because they do not have employment agreements with IMS.

Outstanding Equity Awards

Outstanding Equity Awards At Fiscal Year End—Fiscal 2006

The following table shows information regarding outstanding equity awards held by our named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards:	Awards:
								Number of	Market or
							Market	Unearned	Payout
							Value of	Shares,	Value of
	Number of	Number of				Number of	Shares or	Units or	Unearned
	Securities	Securities				Shares or	units	Other	Shares,
	Underlying	Underlying				Units of	of Stock	Rights	Units or
	Unexercised	Unexercised		Option		Stock That	That	That	Other Rights
	Options	Options		Exercise	Option	Have Not	Have Not	Have Not	That Have
	(#)	(#)		Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)(1)	(#)	($)(1)(2)
David R. Carlucci	250,000	0		$13.57	10/7/2012	133,296	3,662,974	140,247	3,854,000
	150,000	0		$16.05	5/20/2010
	116,666	58,334	(3)	$23.92	4/5/2011
	38,333	76,667	(4)	$23.03	1/1/2012
Gilles V.J. Pajot	100,000	0		$20.52	12/16/2007	101,823	2,798,096	67,394	1,852,000
	21,730	0		$26.34	7/29/2008
	43,932	0		$29.90	12/16/2007
	114,552	0		$30.39	1/14/2009
	122,988	0		$20.49	2/15/2010
	68,327	0		$15.21	5/25/2010
	82,500	0		$17.70	7/8/2009
	100,000	0		$16.05	5/20/2010
	100,000	0		$23.92	4/5/2011
	33,333	66,667	(5)	$24.06	4/15/2012
Robert H. Steinfeld	21,668	0		$24.86	4/21/2008	48,096	1,321,678	36,390	1,000,000
	6,207	0		$26.34	7/29/2008
	34,365	0		$30.39	1/14/2009
	40,996	0		$20.49	2/15/2010
	30,747	0		$15.21	5/25/2010
	66,000	0		$17.70	7/8/2009
	80,000	40,000	(3)	$23.92	4/5/2011
	33,333	66,667	(5)	$24.06	4/15/2012
Bruce F. Boggs	66,666	33,334	(3)	$23.92	4/5/2011	62,210	1,709,531	8,187	225,000
	25,000	50,000	(5)	$24.06	4/15/2012
Leslye G. Katz	53,334	0		$22.43	10/25/2008	18,099	497,361	3,639	100,000
	30,000	0		$16.05	5/20/2010
	26,666	13,334	(3)	$23.92	4/5/2011
	13,333	26,667	(5)	$24.06	4/15/2012
David M. Thomas	275,000	0		$23.92	3/31/2011
	1,000,000	0		$24.50	11/14/2010
Nancy E. Cooper(6)	0	0		$0.00	N/A

(1)            The values shown equal the number of shares or units multiplied by the market price of the underlying common stock at the close of business on December 29, 2006 of $27.48.

(2)            Amounts reflected represent maximum payout of 200% of target.

(3)            Stock Options vest on April 5, 2007.

(4)            Stock Options vest 50% on January 1, 2007 and 50% on January 1, 2008.

(5)            Stock Options vest 50% on April 15, 2007 and 50% on April 15, 2008.

(6)            Ms. Cooper terminated from the Company on August 14, 2006 and therefore held no outstanding equity awards as of December 31, 2006.

(7)            The following table shows the market value and vesting schedule for the shares or units of stock held by named executive officers that were unvested as of December 31, 2006.

	Number of Shares	Market Value of
	or Units of Stock	Shares or units of
	That Have Not	Stock That Have Not
	Vested	Vested
Name	(#)	($)(a)	Vest Schedule
(a)	(b)	(c)	(d)
David R. Carlucci	12,667	348,089	1/2/2007
	12,667	348,089	1/2/2008
	30,465	837,178	1/2/2007
	39,784	1,093,264	1/2/2008
	37,713	1,036,353	1/2/2009
Gilles V.J. Pajot	19,782	543,609	1/2/2007
	39,856	1,095,243	1/3/2009
	18,791	516,377	1/2/2008
	23,394	642,867	1/2/2009
Robert H. Steinfeld	9,323	256,196	1/2/2007
	19,928	547,621	1/3/2009
	9,481	260,538	1/2/2008
	9,364	257,323	1/2/2009
Bruce F. Boggs	5,000	137,400	1/2/2007
	5,000	137,400	1/2/2008
	4,658	128,002	1/2/2007
	19,928	547,621	1/3/2009
	5,685	156,224	1/2/2008
	4,303	118,246	4/18/2007
	4,303	118,246	4/18/2008
	4,304	118,274	4/18/2009
	4,304	118,274	4/18/2010
	4,725	129,843	1/2/2009
Leslye G. Katz	2,608	71,668	1/2/2007
	2,244	61,665	1/2/2008
	2,869	78,840	4/18/2007
	2,869	78,840	4/18/2008
	2,869	78,840	4/18/2009
	2,869	78,840	4/18/2010
	1,771	48,667	1/2/2009

(a)             The values shown equal the number of shares or units multiplied by the market price of the underlying common stock at the close of business on December 29, 2006 of $27.48.

(8)            The Unearned Equity Incentive Plan Awards reflected, which will be effective at the end of the performance cycle, will vest on April 18, 2010 for Messrs. Carlucci, Pajot and Steinfeld and January 2, 2010 for Mr. Boggs and Ms. Katz.

Option Exercises and Stock Vested

Option Exercises and Stock Vested for Fiscal 2006

The following table shows information regarding the options exercised and the stock awards that vested for our named executive officers during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting ($)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
David R. Carlucci	0	0	39,926 (3)	1,001,743
Gilles V.J. Pajot	164,504	1,374,956	14,524	364,407
Robert H. Steinfeld	80,000	924,000	8,859	222,272
Bruce F. Boggs	130,000	1,497,917	13,450	337,461
Leslye G. Katz	48,666	344,530	1,610	40,395
David M. Thomas	600,000	6,413,792	304,328	7,662,550
Nancy E. Cooper	406,666	2,855,246	8,673	217,606

(1)          The values shown equal the difference between the exercise price of the shares acquired on exercise and the market value of the underlying common stock at exercise.

(2)          The values shown equal the number of shares acquired on vesting multiplied by the Fair Market Value of the underlying common stock at vest.

(3)          Mr. Carlucci deferred delivery of the 39,926 shares reflected above until termination. The deferral is in compliance with § 409A of the Internal Revenue Code, and shares will be delivered in settlement of the deferral six months after termination (except upon death and certain cases of disability).

Pension Benefits

The following table shows information regarding the present value as of December 31, 2006 of the accumulated benefits of our named executives under our pension arrangements.

Pension Benefits for Fiscal 2006

		Number of
		Years of	Present Value		Payments
		Credited	of Accumulated		During Last
Name	Plan Name	Service(1)	Benefit($)(2),(3)		Fiscal Year($)
David R. Carlucci	Qualified Plan	3.083	32,059		0
	Excess Plan	3.083	185,772		0
	Individual Agreement	4.25	3,923,555	(4)	0
Gilles V.J. Pajot	Individual Agreement	14.083	6,527,809	(5)	0
Robert H. Steinfeld	Qualified Plan	8.75	85,470		0
	Excess Plan	8.75	132,953		0
	Individual Agreement	9.917	979,919	(6)	0
Bruce F. Boggs	Qualified Plan	3.333	35,639		0
	Excess Plan	3.333	48,196		0
Leslye G. Katz	Qualified Plan	23.25	176,317		0
	Excess Plan	23.25	149,371		0
David M. Thomas	Qualified Plan	4.25	50,000		2,244
	Excess Plan	4.25	400,000		0
	Individual Agreement	15.00	0		12,744,720 (7)
Nancy E. Cooper	Qualified Plan	3.75	0		0
	Excess Plan	3.75	0		0
	Individual Agreement	4.833	0		0

(1)          Number of years of credited service from the January 1, 2006 valuation data plus 1 year for Messrs. Carlucci, Steinfeld and Boggs and Ms. Katz. Number of years of credited service under the Qualified Plan and the Excess Plan for Mr. Thomas is from the January 1, 2006 valuation data plus 3 months. Number of years of credited service from the January 1, 2006 valuation data plus 8 months for Ms. Cooper. Number of years of credited service for Mr. Pajot is measured as service from December 16, 1997 to December 31, 2006, plus 5 additional years of service for Pharmacia and Upjohn service.

(2)          The present value of accumulated benefits is based on a discount rate of 6.0%, a retirement age of 65 for the qualified plan and the Excess plan. The retirement age for the Individual Agreement benefits is age 55 (Mr. Carlucci) and age 60 (Messrs. Pajot and Steinfeld). Pre-retirement mortality is ignored in the calculation of the present value of accumulated plan benefits. Other than the change in the discount rate, a 4.75% cash balance interest crediting rate and a 4.75% cash balance conversion rate, all other assumption were those used in the January 1, 2006 actuarial valuations.

(3)          Qualified plan and Excess plan benefits were estimated based on the January 1, 2006 valuation data and compensation information provided by IMS.

(4)          This pension amount reflects the FAS assumptions as required. However, if Mr. Carlucci terminates at this time, the assumptions required to be used to determine the benefit would provide for a benefit of $4,956,806. Upon death, his spouse would get a benefit of 50% of this amount.

(5)          This pension amount reflects the FAS assumptions as required. However, if Mr. Pajot terminates at this time, the assumptions required to be used to determine the benefit would provide for a benefit of $6,599,864. Upon death, his beneficiary would get a benefit of 100% of this amount.

(6)          This pension amount reflects the FAS assumptions as required. However, if Mr. Steinfeld terminates at this time, the assumptions required to be used to determine the benefit would provide for a benefit of $1,073,422. Upon death, his spouse would get a benefit of 50% of this amount.

(7)          This pension amount reflects a lump sum distribution of Mr. Thomas’s entire benefit under his Individual Agreement.

IMS Health Incorporated Retirement Plan

IMS sponsors a qualified defined benefit Retirement Plan to provide retirement income to IMS’s US-based employees. Benefits under the cash balance formula are expressed in the form of a hypothetical account balance. Each month a participant’s cash balance account is increased by (i) pay credits of 6% of the participant’s plan compensation (base salary plus annual bonus) for that month and (ii) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Interest credits are based on 30-year Treasury bond yields. Participants may retire early at age 55 with 5 years of service with unreduced benefits. Pension benefits are payable as an actuarially equivalent life annuity. Lump sum distributions are only available for benefits valued at $1,000 or less. Retirement Plan benefits are provided on a noncontributory basis to employees.

There is a grandfathered benefit for employees who had participated in The Dun & Bradstreet Corporation defined benefit plan as of October 31, 1996 from which assets were transferred to the Cognizant Retirement Plan and then to the Retirement Plan. Such employees are eligible to receive the better of the benefit under the Retirement Plan and the grandfathered benefit as of October 31, 1996 under The Dun & Bradstreet Corporation defined benefit plan which is based on a final average pay formula that is offset by Social Security benefits. As of December 31, 2006, the benefit for Ms. Katz is based on her October 31, 1996 grandfathered benefit. The benefits for Messrs. Carlucci, Steinfeld, Boggs and Thomas and Ms. Cooper are based on the cash balance formula. Mr. Pajot does not participate in the Retirement Plan.

Nonqualified Pension Plans

IMS also maintains nonqualified pension plans to attract and retain a highly-motivated executive workforce by providing eligible employees with retirement benefits in excess of those permitted under the qualified Retirement Plan. The benefits provided under the Retirement Excess Plan are equal to the difference between the benefits provided under the qualified Retirement Plan and benefits that would have been provided under that plan if not for the limitations imposed by the Internal Revenue Code on the amount of compensation that can be taken into account under a qualified plan and the amount of annual benefits that can be paid from a qualified plan. All of the named executive officers participate in the Retirement Excess Plan except for Mr. Pajot.

Five of the named executive officers have pension benefits in addition to those provided under the Retirement Plan and the Retirement Excess Plan

Mr. Carlucci participates in the SERP, as modified by the terms of his employment agreement. He is 100% vested in his retirement benefit, unless he is terminated for Cause or breaches his noncompetition, confidentiality and nondisparagement agreement. His benefit is calculated as 8% of average final compensation (base salary plus annual bonus during the last 60 months of employment) per year for the first five years of credited service, and 1.675% per year for the next twelve years, and an additional 0.3% for the partial year of service completed at his 65th birthday, up to a maximum of 60% of average final compensation, less the benefits payable from the Retirement Plan, the Retirement Excess Plan, Social Security, and qualified and nonqualified defined benefit pensions plans maintained by IBM Corporation. Retirement benefits are available at age 55 on an unreduced basis. Benefits are payable in a lump sum calculated on the assumption that they are payable as a joint and 50% survivor annuity and on the basis of the 1983 Group Annuity Mortality Table and a discount rate equal to 85% of the average of the 15-year noncallable U.S. Treasury bond yields for the three months preceding payment (or if such bonds are unavailable, using such proxy rate as IMS determines). Payment of the lump sum benefit is subject to a six-month delay to comply with §409A of the Internal Revenue Code. Interest at the six-month Treasury bill rate is payable on the delayed payment.

Mr. Thomas, who retired on March 31, 2006, also participated in the SERP, as modified by the terms of his employment agreement. He was 100% vested in his SERP benefit which was paid to him in a lump sum in 2006. His SERP benefit was calculated as the present value of a joint and 50% survivor annuity that paid an annual benefit equal to 60% of his average final compensation, reduced by the benefits payable from the Retirement Plan, the Retirement Excess Plan, Social Security, and qualified and nonqualified defined benefit pensions plans maintained by IBM Corporation. A discount rate of 4.107% was used to determine the present value of his lump sum SERP benefit.

Mr. Pajot has a supplemental pension benefit payable under the terms of his employment agreement. He is 100% vested in his pension benefit unless he is terminated for Cause. The benefit is calculated as 3.25% of average final compensation (defined as base salary plus annual bonus during the last 60 months of employment with a minimum of £619,295) per year of credited service, subject to a maximum of 65% of average final compensation and a minimum of 55% of average final compensation, less the value of his benefits payable from the qualified and nonqualified defined benefit pension plans maintained by Pharmacia & UpJohn Company. In order to attract appropriate executive talent, IMS may grant additional years of pension service under its nonqualified retirement programs. IMS has an agreement with Mr. Pajot to provide five extra years of credited service under his supplemental pension benefit formula. Benefits are payable in the form of a lump sum at the later of Mr. Pajot’s termination of employment or July 5, 2009, calculated on the basis of the group annuity mortality table used by the qualified Retirement Plan and a discount rate equal to 85% of the average of the 15-year noncallable U.S. Treasury bond yields for the three months preceding payment (or if such bonds are unavailable, using such proxy rate as IMS determines). Payment of the lump sum benefit is subject to a six-month delay to comply with § 409A of the Internal Revenue Code. Interest at the six-month Treasury bill rate is payable on the delayed payment. Mr. Pajot’s disability retirement benefits will be at least equal to those provided under the IMS US Executive Retirement Plan (“US ERP”), reduced by any benefits payable under the Pharmacia & Upjohn Company retirement programs. The US ERP disability benefit provides for monthly payments to the disabled employee of an annual benefit equal to 60% of the base salary and cash incentive paid to the employee during the 12-month period prior to becoming disabled.

Retirement benefits for Mr. Steinfeld and previously Ms. Cooper are provided under the EXPP, as modified by their employment agreements. Benefits vest after five years of credited service unless the executive is terminated for Cause or breaches his or her noncompetition, confidentiality and nondisparagement agreement. Benefits are calculated as 2.5% of average final compensation (base salary plus annual bonus during the last 60 months of employment) per year for the first 15 years of credited service, and 1.5% of average final compensation for the next 15 years, less the benefits payable from the Retirement Plan and the Retirement Excess Plan. In addition, the terms of Mr. Steinfeld’s employment agreement guarantee that his minimum average final compensation will not be less than $465,000 and that his benefit under the EXPP will never be less than the benefit that would have been payable to him under the US ERP had he continued to par ticipate in that plan until termination. Although the EXPP benefit formula produces a higher benefit than the US ERP, the US ERP provides unreduced benefits at age 55 and thereby temporarily provides a higher benefit to Mr. Steinfeld than the EXPP. Under the EXPP, unreduced retirement benefits are available at age 60 with 10 years of credited service. If termination occurs after age 55 and 10 years of service, benefits under the EXPP are reduced 2% for each year that termination precedes age 60 or reduced 2% for each year termination precedes age 65 upon termination with less than 10 years of credited service. If termination occurs before age 55 by the Company without Cause or by the executive for Good Reason, benefits are reduced by 20% if the executive has not completed 10 years of credited service, otherwise by 10%. In the case of voluntary termination before age 55, the benefits are actuarially reduced according to the factors used by the qualified Retirement Plan. Payment of the lump sum benefit is subject to a six-month delay to comply with § 409A of the Internal Revenue Code. Interest at the six-month Treasury bill rate is payable on the delayed payment. Upon termination from IMS on August 14, 2006, Ms. Cooper forfeited her benefits under the EXPP because she was not vested in them.

Actuarial Assumptions

The amounts shown in the Pension Benefits Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

	December 31, 2006	December 31, 2005
Discount rate	6.00%	5.75%
Cash balance interest crediting rate and cash balance annuity conversion rate	4.75%	4.50%
Lump sum conversion rate for Retirement Excess Plan, SERP, EXPP and Mr. Pajot’s individual agreement	5.00%	5.00%
Internal Revenue Code §401(a)(17) pay limitation	$220,000	$210,000
Internal Revenue Code §415 benefit limitation	$175,000	$170,000
Retirement ages: Qualified and Excess Plan Individual Agreements: Mr. Carlucci Mr. Pajot Ms. Cooper Mr. Steinfeld Mr. Thomas	65 55 60 terminated 8/2006 60 55 - retired 3/2006	65 55 60 60 60 60
Termination and disability rates	None	None
Form of payment—Qualified Plan	Single life annuity	Single life annuity
Form of payment—Excess Retirement Plan, SERP, EXPP, Individual Agreement for Mr. Pajot	Lump sum	Lump sum

Nonqualified Deferred Compensation

We permit executives to elect to defer settlement of RSUs, including those resulting from PERS awards. Upon vesting of RSUs, the executive is entitled to receive one share of Common Stock for each RSU being settled. If the executive has elected to defer settlement, we do not deliver the shares upon vesting of the RSUs, but deliver them at a time specified by the executive. An executive may elect a fixed date for this distribution or a date tied to the time of the executive’s termination of employment. Elections to defer the share distribution date are subject to the requirements of Internal Revenue Code §409A.

Nonqualified Deferred Compensation for Fiscal 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last FY	Last FY	Last FY	Distributions	FYE
Name	($)(1)	($)	($)(2)	($)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
David R Carlucci	1,009,329	0	184,349	0	4,149,999
Gilles V. J. Pajot	0	0	0	0	0
Robert H. Steinfeld	0	0	0	0	0
Bruce F. Boggs	0	0	0	0	0
Leslye G. Katz	0	0	0	0	0
David M. Thomas	0	0	0	0	0
Nancy E. Cooper	0	0	0	0	0

(1)          Amounts in this column represent the market value of shares deliverable in settlement of RSUs at their vesting date, where the named executive has elected to defer settlement to a future date. Such a deferral has the effect of delaying the date at which we will deliver shares to the executive in settlement, but does not result in additional compensation expense for financial reporting purposes in connection with the award or enhance the value of the award to the executive except by virtue of the delay in taxation. The grant-date market value of the shares underlying RSUs has been reflected in full as compensation for each named executive in the Summary Compensation Table of this proxy statement and previous IMS proxy statements showing compensation in earlier years, or would have reflected such compensation amount if the named executive for 2006 had been a named executive in earlier years. Of the RSUs deferred in 2006, the amount of compensation reflected for Mr. Carlucci in the “Stock Awards” column of the Summary Compensation Table for 2006 was $277,219.

(2)          Earnings in the last fiscal year includes the increase during 2006 in the value of shares deliverable in settlement of RSUs that have vested but the settlement of which has been deferred at the election of the named executive officer, together with dividend equivalents on such deferred RSUs credited during 2006.

(3)          The aggregate balance at the end of the year consists of accrued dividend equivalents plus the market value of shares deliverable in the future to settle RSUs that have vested but the settlement of which has been deferred at the election of the executive. Market value is equal to the market price at the close of business on December 29, 2006.

Potential Payments Upon Termination or Change-In-Control

IMS entered into employment agreements with Messrs. Carlucci, Pajot, Steinfeld, and Thomas and Ms. Cooper which require IMS to provide certain payments and benefits upon termination of the executive’s employment. Due to Mr. Thomas’s retirement effective March 31, 2006, no such payments and benefits are payable to him. Due to Ms. Cooper’s voluntary termination of employment effective August 14, 2006, no such payments and benefits are payable to her. Under the employment agreements with Messrs. Carlucci, Pajot and Steinfeld, if the executive’s employment terminates due to retirement, approved early retirement, death or disability, the executive will receive annual incentive compensation for that year prorated to reflect the part of the year worked. If termination results from a disability, the employment agreements provide for accelerated vesting of options, RSUs, performance awards and other awards. For the first 24 months of disability, Mr. Carlucci is guaranteed a monthly disability benefit equal to one-twelfth of his annual base salary and incentive compensation. Upon disability, if Messrs. Carlucci, Pajot or Steinfeld are not eligible for coverage under the IMS’s health, disability or life insurance plans, the executive will be paid monthly cash payments until the executive attains age 65 (or Medicare entitlement age, if later) equivalent to the value of the benefits that the executive would have received under these plans, with such payments being equal on an after-tax basis to the monthly premium cost to the executive to purchase such benefits separately. Mr. Carlucci is entitled to health benefits for life on this basis unless his employment is terminated for Cause or he terminates voluntarily and not for Good Reason. Messrs. Pajot and Steinfeld are entitled to health benefits on this basis upon their retirement, with such benefits continuing until they are age 65 (or Medicare entitlement age, if later).

If IMS terminates the employment of the executive other than for Cause or the executive terminates for Good Reason, he will receive:

•       Payment of a prorated portion of target annual incentive for that year;

•       Payment of a severance amount equal to (i), for Messrs. Carlucci and Pajot, two times the sum of annual salary plus the greater of that year’s target annual incentive or the annual incentive paid in the prior year, and (ii), for Ms. Cooper and Mr. Steinfeld, the sum of annual salary plus the greater of that year’s target annual incentive or the annual incentive paid in the prior year. These amounts are payable in a lump sum, subject to a six-month delay in payment to comply with §409A of the Internal Revenue Code. Interest at the six-month Treasury bill rate is payable on the delayed payment;

•       Accelerated vesting of options, RSUs, performance awards and other awards, with any performance objectives deemed achieved at target levels; and

•       Continued participation in health, life and disability benefit plans for up to two years after termination, unless a subsequent employer provides comparable benefits; however, if the executive is not eligible to continue coverage under the IMS plans, the executive will be paid monthly cash payments during such period equivalent to the value of the benefits that the executive would have received under these plans, with such payments being equal on an after-tax basis to the monthly premium cost to the executive to purchase such benefits separately.

If such a termination occurs within two years after a change-in-control, the executive will receive the benefits listed above plus these enhancements:

•       The severance amount multiplier will be three times rather than two times the annual cash amount;

•       Any option granted during the term of the agreement will remain outstanding until its stated expiration date;

•       For purposes of the SERP, Mr. Carlucci will be credited with three additional years of age and three additional years of service for determining his retirement benefit, and his average final compensation will be not less than $1,650,000;

•       For purposes of the other executives’ pension arrangements, in the case of Mr. Pajot, and in the case of Ms. Cooper and Mr. Steinfeld under the EXPP, the ex ecutive will be credited with three additional years of age and three additional years of service for determining their retirement benefits;

•       Participation will continue in health, life and disability benefit plans for up to three years or in the event the executive is not eligible for such continued participation, payments in lieu thereof will be made for three years with such payments being equal on an after-tax basis to the monthly premium cost to the executive to purchase such benefits separately.

If payments following a change-in-control trigger the “golden parachute” excise tax, IMS will pay the executive an additional “gross-up” amount so that his or her after-tax benefits are the same as though no excise tax had applied. If an excise tax is triggered, a substantial portion of the payments to the executive under the agreement would not be tax deductible by IMS for federal income tax purposes.

The agreements provide that, upon the occurrence of a change-in-control, outstanding stock options, RSUs and other equity-based awards then held by the executive will become vested and exercisable.

For purposes of the agreements, Cause means the executive’s willful failure to substantially perform or willful engaging in misconduct that is demonstrably and materially damaging to IMS. Good Reason means a demotion or adverse change in the executive’s employment status, compensation or benefits, a required relocation, a failure of IMS to abide by other important provisions of the agreement or to renew the term of the agreement. Under Mr. Pajot’s agreement, however, Good Reason is more liberally defined to allow him to voluntarily terminate employment upon 90 days’ advance notice to IMS. If Mr. Pajot elects to voluntarily terminate on this basis prior to or more than two years after a change-in-control, he is not entitled to the full benefits otherwise provided upon a termination for Good Reason. No acceleration of vesting and exercisability of any option granted on or after January 1, 2006 will occur and any performance objectives upon which the earning of performance-based restricted stock and deferred stock awards, including PERS awards, and other long-term incentive awards are based will not be deemed to have been met at target and such awards will not become fully vested and non-forfeitable by reason of Mr. Pajot’s voluntary termination for Good Reason upon 90 days’ advance notice. In addition, even if Mr. Pajot terminates on this basis during the two-year period after a change-in-control, the three additional years of age and service that would otherwise apply to the calculation of his pension benefit will not be available. A “change-in-control” is defined in the agreements to occur if a person becomes the beneficial owner of 20% or more of the combined voting power of IMS’s securities, if a majority of the Board changes in a 24-month period without the specified approval of incumbent Directors, if there is a merger with another entity in a way that substantially changes the ownership of existing shareholders, if IMS sells substantially all of its assets or liquidates IMS, or if the Board of Directors otherwise determines that a change-in-control has occurred. If a potential change-in-control occurs, IMS must deposit funds into a “rabbi” trust equal to its potential obligations under the agreements.

Payments and benefits upon termination of the executive’s employment are subject to the executive’s compliance with a two-year non-competition agreement and confidentiality and non-disparagement agreements. Further, the executive is required to sign a general release of claims against IMS. If the executive fails to comply with these restrictions, no termination payments or benefits are payable under the executive’s employment agreement, all outstanding options are forfeited and the spread on any options exercised following such failure must be paid to IMS. The non-competition agreement, however, does not apply if the executive’s employment is terminated by IMS for any reason other than Cause or if the executive terminates for Good Reason within the two-year period following a change-in-control. If IMS is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Mr. Steinfeld is obligated to reimburse IMS for certain incentive-based or equity-based compensation and profits realized from the sale of IMS securities if Mr. Steinfeld knowingly or through gross negligence caused or failed to prevent such misconduct.

Ms. Katz and Mr. Boggs, who do not have employment agreements, have entered into Change-in-Control Agreements with IMS. Under the Change-in-Control Agreements, an executive commits to remain employed for 180 days following an event that represents a potential change-in-control to maintain stable operations while a change-in-control proceeds. If an executive’s employment ends within two years following a change-in-control either because IMS terminates him or her without Cause or because the executive resigns under circumstances constituting Good Reason, the executive will be entitled to:

•       Payment in lieu of annual bonus in an amount equal to the target bonus for the year of the change-in-control, prorated to reflect the part of the year of termination he or she worked;

•       Payment of a lump sum of two times the sum of: (i) his or her base salary plus (ii) annual target bonus for the year of the change-in-control or, if no target bonus has been determined for the year, the annual bonus actually earned in the preceding year;

•       Vesting and deemed achievement of target performance and payment for outstanding long-term performance awards for all performance periods in progress;

•       Payment of an allowance for outplacement expenses in an amount equal to 20% of salary and bonus, but not to exceed $100,000; and

•       Continued participation in health and life insurance plans for up to two years after termination, unless a subsequent employer provides comparable benefits and, at age 55, a lump sum equivalent on an after-tax basis to the cost of the retiree health and life insurance benefits that the executive would have received had he or she been eligible to participate in the IMS retiree health and life insurance plan assuming such benefits are secondary to coverage from a subsequent employer.

Ms. Katz entered into a new Change-in-Control Agreement with IMS effective January 1, 2007 pursuant to which the multiplier used to determine her severance amount described above was changed from two to three times the sum of her base salary and bonus and the period with respect to which health and life insurance benefits are provided to her was changed from two years to three years. The amounts provided above are payable in a lump sum, subject to a six-month delay in payment to comply with §409A of the Internal Revenue Code. Interest at the six-month Treasury bill rate is payable on the delayed payment.

If payments trigger the “golden parachute” excise tax, IMS will pay an additional “gross-up” amount so that the executive’s after-tax benefits are the same as though no excise tax had applied. If an excise tax is triggered, a substantial portion of the payments to the executive under the agreement would not be tax deductible by IMS for federal income tax purposes.

Under the agreements, “Cause” and “change-in-control” have the same meanings as provided in the executive employment agreements described above. “Good Reason” means an adverse change in employment status, compensation or benefits, or a required move to a new work location not otherwise specified in the agreement. If a potential change-in-control occurs, IMS must deposit funds into a “rabbi” trust to fund potential obligations under the agreements.

Ms. Katz and Mr. Boggs also participate in the IMS Employee Protection Plan (“EPP”), which provides benefits upon a termination of their employment outside of a change-in-control. The EPP, which generally covers all salaried employees of IMS, provides for the payment of severance benefits if IMS terminates the employee’s employment not for Cause. An executive officer terminated in this way will receive salary and benefits continuing for not less than 26 weeks nor more than 104 weeks, determined on the basis of 1.5 weeks for each $10,000 of base salary plus three weeks for each year of service, but a minimum of 26 weeks if the employee has less than one year of service at termination. Benefits under the EPP cease when the employee earns or accrues compensation from any new employer or other third party. These benefits are not available to Ms. Katz or Mr. Boggs if they are terminated within two years after a change-in-control, in which case their benefits are provided by the Change-in-Control Agreements described above.

In addition to continuation of salary, the EPP provides to eligible terminated executives:

•       Continued medical, dental and life insurance coverage throughout the salary continuation period;

•       Payment of the annual bonus for the year of termination that would have been paid if employment continued, pro-rated to reflect the number of months worked during that year, but only if the executive worked for at least six months in that year; and

•       Outplacement services and financial counseling.

The payment of benefits in excess of two weeks of salary and benefits under the EPP is conditioned upon the employee’s signing of a release of claims against IMS.

The tables below summarize the additional compensation that each of our named executive officers (other than Mr. Thomas and Ms. Cooper) would receive in the event of a termination or change-in-control as of December 31, 2006. The tables take into consideration the circumstances of the event and the additional payments that each executive would be entitled to under the various plans and agreements described previously. We have modeled the following termination events for each named executive officer (where applicable): voluntary termination, retirement, involuntary termination without Cause, termination by the executive for Good Reason, change-in-control with and without a termination of employment, death, and disability. The estimates below do not include vested payments that are disclosed in the preceding tables: Outstanding Equity Awards at Fiscal Year End—Fiscal 2006, Pension Benefits, and Nonqualified Deferred Compensation for Fiscal 2006. Also, benefits that are generally available to all salaried employees and are nondiscriminatory are excluded from these estimates.

These tables provide estimates of payments assuming the events described above occurred on December 31, 2006. None of the payments have actually been made to any of the executives. The actual payments and benefits that will be made to each executive under each circumstance can only be known once an actual termination or change-in-control event occurs.

Post-employment Payments—David R. Carlucci

										CIC with
Executive Payments			Involuntary	Involuntary		Termination by				Termination for
and Benefits upon	Voluntary		Termination	Termination		Executive for		CIC without		Good Reason or
Termination/CIC	Termination	Retirement	for Cause	Without Cause		Good Reason		Termination		Without Cause		Death		Disability
Compensation:
Severance	$ 0	N/A	$ 0	$ 3,621,000		$ 3,621,000		$ 0		$ 5,431,500		N/A		$ 941,000	(1)
Other Cash Incentives
- 2006 Bonus	0	N/A	0	801,250		801,250		0		801,250		1,041,625	(2)	1,041,625	(2)
- 2006 PERS Award	0	N/A	0	801,250		801,250		0		801,250		0		1,041,625	(2)
Long-term Incentive(3)
- Acceleration of Unvested Stock Options(4)	0	N/A	0	548,837		548,837		548,837		548,837		548,837		548,837
- Acceleration of Unvested RSUs(5)	0	N/A	0	2,642,555		2,642,555		2,642,555		2,642,555		2,642,555		2,642,555
- LTI Awards	0	N/A	0	2,032,417		2,032,417		2,032,417		2,032,417		1,016,209	(6)	1,016,209	(6)
Benefits & Perquisites:
SERP(7)	0	N/A	0 (8)	0		0		0		6,104,778		0		8,638,000	(9)
LTD	0	N/A	0	25,805	(10)	25,805	(10)	0		37,622	(10)	0		117,550	(11)
Outplacement	0	N/A	0	20,000		20,000		0		100,000		0		0
Executive Rewards	0	N/A	0	10,000		10,000		0		10,000		10,000		10,000
Retiree Medical & Dental	0	N/A	0	277,069	(12)	277,069	(12)	0		277,069	(12)	0		277,069)
280G Tax Gross-up	N/A	N/A	N/A	N/A		N/A		0	(13)	7,246,009	(13)	N/A		N/A
Total	$ 0	N/A	$ 0	$ 10,780,183		$ 10,780,183		$ 5,223,809		$ 26,033,287		$ 5,259,225		$ 16,274,470

“Present Value” amounts were discounted using an annual interest rate of 6%.

(1)              Guaranteed additional payment upon disability of 40% of salary and bonus for 24 months less amounts payable through disability insurance plans.

(2)              Pro-rata bonus payout upon death or disability is based upon actual performance.

(3)              Equity awards valued at IMS’s closing stock price of $27.48 as of December 29, 2006.

(4)              Represents intrinsic value of unvested stock options.

(5)              Includes dividend equivalent units earned through December 31, 2006 payable in cash upon vesting of awards.

(6)              Amount estimated to be pro-rata target payout of LTI awards. Upon death or disability, award would be pro-rated based on date of death or disability and settled based on actual performance at the end of the performance period.

(7)              Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.

(8)              Vested SERP benefit is forfeited if involuntarily terminated for cause.

(9)              Represents the present value of guaranteed additional payments upon disability of 60% of salary and bonus to age 66. In addition, executive would be entitled to vested SERP benefits as disclosed in the Pension Benefits Table.

(10)         Represents the present value of payments to the executive to cover the cost of purchasing LTD insurance including income tax gross-up. Amount assumes the cost of benefits with income tax gross-up of $1,107 per month.

(11)         Represents the present value of payments to the executive to purchase LTD insurance to age 66 including income tax gross-up payments.

(12)         Represents the present value of payments to the executive to purchase medical and dental insurance to age 66 including income tax gross-up payment. Amount assumes the initial cost of benefits with income tax gross-up of $1,674 per month with future costs increasing at a trended rate of 10% to 5% over the duration of coverage to age 66.

(13)         Under the executive Employment Agreement if payments are subject to excise taxes imposed under IRC Section 4999 the Company will pay to the executive an additional “gross-up” amount so that his or her after-tax benefits are the same as though no excise tax had applied. The following major assumptions were used to calculate payments under Section 280G:

—     Equity valued at IMS’s average of the high and low stock price on December 29, 2006 of $27.585.

—     Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).

—     Calculations assume 100% of 2006 bonus is reasonable compensation for services rendered prior to the CIC.

—     Excise tax gross-up for retiree medical payments based on present value of payments.

Post-employment Payments—Gilles V.J. Pajot

												CIC with
												Termination
Executive Payments			Involuntary Termination	Involuntary Termination		Termination by		Termination by		CIC		for Good Reason or
and Benefits upon			for	Without		Executive for		Executive with		without		Without
Termination/CIC	Retirement		Cause	Cause		Good Reason		Notice		Termination		Cause		Death		Disability
Compensation:
Severance	N/A		$ 0	$ 2,394,574		$ 2,394,574		$ 2,394,574		$ 0		$ 3,591,861		N/A		N/A
Other Cash Incentives
- 2006 Bonus	646,123	(1)	0	497,018		497,018		497,018		0		497,018		646,123	(1)	646,123	(1)
- 2006 PERS Award	0		0	497,018		497,018		0		0		497,018		0		646,123	(1)
Long-term Incentive(2)
- Acceleration of Unvested Stock Options(3)	0		0	346,670		346,670		346,670		346,670		346,670		346,670		346,670
- Acceleration of Unvested RSUs(4)	0		0	2,166,223		547,566		547,566		2,166,223		2,166,223		2,166,223		2,166,223
- LTI Awards	0		0	976,656		976,656		0		976,656		976,656		488,328	(5)	488,328	(5)
Benefits & Perquisites:
SERP(6)	0		0 (7)	0		0		0		0		1,526,889	(8)	0		0
Life & LTD	0		0	55,035	(9)	55,035	(9)	55,035	(9)	0		80,238	(9)	1,000,000	(10)	175,854
Outplacement	0		0	20,000		20,000		20,000		0		100,000		0		0
Executive Rewards	0		0	10,000		10,000		10,000		0		10,000		10,000		10,000
Retiree Medical & Dental	85,686	(12)	0	85,686	(12)	85,686	(12)	85,686	(12)	0		85,686	(12)	0		85,686
Relocation Payments	230,195		230,195	230,195		230,195		230,195		0		230,195		230,195		230,195
280G Tax Gross-up	N/A		N/A	N/A		N/A		N/A		0	(13)	1,940,229	(13)	N/A		N/A
Total	$ 962,004		$ 230,195	$ 7,279,075		$ 5,660,418		$ 4,186,744		$ 3,489,549		$ 12,048,684		$ 4,887,539		$ 4,795,202

“Present Value” amounts were discounted using an annual interest rate of 6%.

(1)              Pro-rata bonus payout upon retirement, death or disablity is based upon actual performance.

(2)              Equity awards valued at IMS’s closing stock price of $27.48 as of December 29, 2006.

(3)              Represents intrinsic value of unvested stock options.

(4)              Includes dividend equivalent units earned through December 31, 2006 payable in cash upon vesting of awards.

(5)              Amount estimated to be pro-rata target payout of LTI awards. Upon death or disability, award would be pro-rated based on date of death or disability and settled based on actual performance at the end of the performance period.

(6)              Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.

(7)              Vested SERP benefit is forfeited if involuntarily terminated for cause.

(8)              Reflects value of lump sum SERP payment payable on July 5, 2009. Payment has not been present valued.

(9)              Represents the present value of payments to the executive to cover the cost of purchasing life and LTD insurance including income tax gross-up. Amount assumes the cost of benefits with income tax gross-up of $2,360 per month.

(10)         Executive is also covered under program providing an additional $3 million benefit in the event of accidental death.

(11)         Represents the present value of payments to the executive to purchase Life and LTD insurance to age 66 including income tax gross-up payments.

(12)         Represents the present value of payments to the executive to purchase medical and dental insurance to age 66 including income tax gross-up payment. Amount assumes the initial cost of benefits with income tax gross-up of $835 per month with future costs increasing at a trended rate of 10% to 5% over the duration of coverage to age 66.

(13)         Under the executive Employment Agreement if payments are subject to excise taxes imposed under IRC Section 4999 the Company will pay to the executive an additional “gross-up” amount so that his or her after-tax benefits are the same as though no excise tax had applied. The following major assumptions were used to calculate payments under Section 280G:

—     Equity valued at IMS’s average of the high and low stock price on December 29, 2006 of $27.585.

—     Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).

Post-employment Payments—Robert H. Steinfeld

										CIC with
Executive Payments and			Involuntary	Involuntary		Termination by				Termination for Good
Benefits upon			Termination for	Termination		Executive for		CIC without		Reason or
Termination/CIC	Termination	Retirement	Cause	Without Cause		Good Reason		Termination		Without Cause		Death		Disability
Compensation:
Severance	$ 0	N/A	$ 0	$ 614,871		$ 614,871		$ 0		$ 1,844,613		N/A		N/A
Other Cash Incentives
- 2006 Bonus	0	N/A	0	206,900		206,900		0		206,900		258,625	(1)	258,625	(1)
- 2006 PERS Award	0	N/A	0	206,900		206,900		0		206,900		0		258,625	(1)
Long-term Incentive(2)
- Acceleration of Unvested Stock Options(3)	0	N/A	0	370,401		370,401		370,401		370,401		370,401		370,401
- Acceleration of Unvested RSUs(4)	0	N/A	0	1,069,749		1,069,749		1,069,749		1,069,749		1,069,749		1,069,749
- LTI Awards	0	N/A	0	527,356		527,356		527,356		527,356		263,678	(5)	263,678	(5)
Benefits & Perquisites:
SERP(6)	0	N/A	0 (7)	0		0		0		1,627,923		0		3,117,000	(8)
Life & LTD	0	N/A	0	26,337	(9)	26,337	(9)	0		38,397	(9)	0		119,971	(10)
Outplacement	0	N/A	0	20,000		20,000		0		76,000		0		0
Executive Rewards	0	N/A	0	10,000		10,000		0		10,000		10,000		10,000
Retiree Medical & Dental	0	N/A	0	438,526	(11)	438,526	(11)	0		438,526	(11)	49,386	(12)	438,526	(11)
280G Tax Gross-up	N/A	N/A	N/A	N/A		N/A		$ 0	(13)	$ 2,277,255	(13)	N/A		N/A
Total	$ 0	N/A	$ 0	$ 3,491,040		$ 3,491,040		$ 1,967,506		$ 8,694,020		$ 2,021,839		$ 5,906,575

“Present Value” amounts were discounted using an annual interest rate of 6%.

(1)              Pro-rata bonus payout upon death or disability is based upon actual performance.

(2)              Equity awards valued at IMS’s closing stock price of $27.48 as of December 29, 2006.

(3)              Represents intrinsic value of unvested stock options.

(4)              Includes dividend equivalent units earned through December 31, 2006 payable in cash upon vesting of awards.

(5)              Amount estimated to be pro-rata target payout of LTI awards. Upon death or disability, award would be pro-rated based on date of death or disability and settled based on actual performance at the end of the performance period.

(6)              Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.

(7)              Vested SERP benefit is forfeited if involuntarily terminated for cause.

(8)              Represents guaranteed additional payment upon disability of 60% of salary and bonus until age 66. In addition, executive would be entitled to receive vested SERP benefits as disclosed in the Pension Benefits table.

(9)              Represents the present value of payments to the executive to cover the cost of purchasing life and LTD insurance including income tax gross-up. Amount assumes the cost of benefits with income tax gross-up of $1,129 per month.

(10)         Represents the present value of payments to the executive to purchase Life and LTD insurance to age 66 including income tax gross-up payments.

(11)         Represents the present value of payments to the executive to purchase medical and dental insurance to age 66 including income tax gross-up payment. Amount assumes the initial cost of benefits with income tax gross-up of $2,650 per month with future costs increasing at a trended rate of 10% to 5% over the duration of coverage to age 66.

(12)         Represents the present value of payments to executive spouse and dependants to purchase medical and dental insurance for three years including income tax gross-up.

(13)         Under the executive Employment Agreement if payments are subject to excise taxes imposed under IRC Section 4999 the Company will pay to the executive an additional “gross-up” amount so that his or her after-tax benefits are the same as though no excise tax had applied. The following major assumptions were used to calculate payments under Section 280G:

—  Equity valued at IMS’s average of the high and low stock price on December 29, 2006 of $27.585.

—     Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).

—     Calculations assume 100% of 2006 bonus is reasonable compensation for services rendered prior to the CIC.

—     Excise tax gross-up for retiree medical payments based on present value of payments.

Post-employment Payments—Bruce F. Boggs

							CIC with
Executive Payments			Involuntary Termination	Involuntary	Termination by		Termination for Good
and Benefits upon	Voluntary		for	Termination	Executive for	CIC without	Reason or
Termination/CIC	Termination	Retirement	Cause	Without Cause	Good Reason	Termination	Without Cause	Death		Disability
Compensation:
Severance	$ 0	N/A	$ 0	$ 434,135	$ 434,135	$ 0	$ 1,152,500	N/A		N/A
Other Cash Incentives
- 2006 Bonus	0	N/A	0	226,250	226,250	0	226,250	271,500	(1)	271,500	(1)
- 2006 PERS Award	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Long-term Incentive(2)
- Acceleration of Unvested Stock Options(3)	0	N/A	0	0	0	289,669	289,669	289,669		289,669
- Acceleration of Unvested RSUs(4)	0	N/A	0	1,588,042	1,588,042	1,588,042	1,588,042	1,588,042		1,588,042
- LTI Awards	0	N/A	0	0	0	455,341	455,341	338,657	(5)	338,657	(5)
Benefits & Perquisites:
SERP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Life	0	N/A	0	0	0	0	15,941 (6)	0		0
Outplacement	0	N/A	0	20,000	20,000	0	70,000	0		0
Executive Rewards	0	N/A	0	10,000	10,000	0	10,000	10,000		10,000
Retiree Medical & Dental	0	N/A	0	0	0	0	283,523 (7)	0		0
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	0 (8)	1,003,117 (8)	N/A		N/A
Total	$ 0	N/A	$ 0	$ 2,278,427	$ 2,278,427	$ 2,333,052	$ 5,094,383	$ 2,497,868		$ 2,497,868

“Present Value” amounts were discounted using an annual interest rate of 6%.

(1)              Pro-rata bonus payout upon death or disability is based upon actual performance.

(2)              Equity awards valued at IMS’s closing stock price of $27.48 as of December 29, 2006.

(3)              Represents intrinsic value of unvested stock options.

(4)              Includes dividend equivalent units earned through December 31, 2006 payable in cash upon vesting of awards.

(5)              Upon death or disability, award would be pro-rated based on date of death or disability and settled based on actual performance at the end of the performance period. Amount includes actual LTI award payout for Cycle 2005-2006 and pro-rata portion of target LTI Cycle 2006-2008.

(6)              Represents the present value of payments to the executive to cover the cost of purchasing life insurance including income tax gross-up. Amount assumes the cost of benefits with income tax gross-up of $684 per month.

(7)              Represents the present value of payments to the executive to purchase medical and dental insurance to age 66 including income tax gross-up payment. Amount assumes the initial cost of benefits with income tax gross-up of $2,597 per month with future costs increasing at a trended rate of 10% to 5% over the duration of coverage to age 66.

(8)              Under the executive Employment Agreement if payments are subject to excise taxes imposed under IRC Section 4999 the Company will pay to the executive an additional “gross-up” amount so that his or her after-tax benefits are the same as though no excise tax had applied. The following major assumptions were used to calculate payments under Section 280G:

—     Equity valued at IMS’s average of the high and low stock price on December 29, 2006 of $27.585.

—     Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).

—     Calculations assume 100% of 2006 bonus is reasonable compensation for services rendered prior to the CIC.

—     Excise tax gross-up for retiree medical payments based on present value of payments.

Post-employment Payments—Leslye G. Katz

			Involuntary		Termination by		CIC with Termination for
Executive Payments and			Termination	Involuntary	Executive		Good
Benefits upon	Voluntary		for	Termination	for	CIC without	Reason or
Termination/CIC	Termination	Retirement	Cause	Without Cause	Good Reason	Termination	Without Cause	Death		Disability
Compensation:
Severance	$ 0	N/A	$ 0	$ 630,000	$ 630,000	$ 0	$ 1,000,850	N/A		N/A
Other Cash Incentives
- 2006 Bonus	0	N/A	0	163,500	163,500	0	163,500	245,250	(1)	245,250	(1)
- 2006 PERS Award	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Long-term Incentive(2)
- Acceleration of Unvested Stock Options(3)	0	N/A	0	0	0	138,670	138,670	138,670		138,670
- Acceleration of Unvested RSUs(4)	0	N/A	0	450,517	450,517	450,517	450,517	450,517		450,517
- LTI Awards	0	N/A	0	0	0	187,225	187,225	135,241	(5)	135,241	(5)
SERP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Life	0	N/A	0	0	0	0	15,973 (6)	0		0
Outplacement	0	N/A	0	20,000	20,000	0	63,000	0		0
Executive Rewards	0	N/A	0	7,500	7,500	0	7,500	7,500		7,500
Retiree Medical & Dental	0	N/A	0	0	0	0	332,555 (7)	0		0
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	0	703,502 (8)	N/A		N/A
Total	$ 0	N/A	$ 0	$ 1,271,517	$ 1,271,517	$ 776,412	$ 3,063,292	$ 977,178		$ 977,178

“Present Value” amounts were discounted using an annual interest rate of 6%.

(1)              Pro-rata bonus payout upon death or disablity is based upon actual performance.

(2)              Equity awards valued at IMS’s closing stock price of $27.48 as of December 29, 2006.

(3)              Represents intrinsic value of unvested stock options.

(4)              Includes dividend equivalent units earned through December 31, 2006 payable in cash upon vesting of awards.

(5)              Upon death or disability, award would be pro-rated based on date of death or disability and settled based on actual performance at the end of the performance period. Amount includes actual LTI award payout for Cycle 2005-2006 and pro-rata portion of target LTI Cycle 2006-2008.

(6)              Represents the present value of payments to the executive to cover the cost of purchasing life insurance including income tax gross-up. Amount assumes the cost of benefits with income tax gross-up of $685 per month.

(7)              Represents the present value of payments to the executive to purchase medical and dental insurance to age 66 including income tax gross-up payment. Amount assumes the initial cost of benefits with income tax gross-up of $2,651 per month with future costs increasing at a trended rate of 10% to 5% over the duration of coverage to age 66.

(8)              Under the executive Employment Agreement if payments are subject to excise taxes imposed under IRC Section 4999 the Company will pay to the executive an additional “gross-up” amount so that his or her after-tax benefits are the same as though no excise tax had applied. The following major assumptions were used to calculate payments under Section 280G:

—     Equity valued at IMS’s average of the high and low stock price on December 29, 2006 of $27.585.

—     Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).

—     Calculations assume 100% of 2006 bonus is reasonable compensation for services rendered prior to the CIC.

—     Excise tax gross-up for retiree medical payments based on present value of payments.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007. The Board of Directors will ask IMS shareholders to ratify this selection at the Annual Meeting.

Report of the Audit Committee

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the year ended December 31, 2006. PricewaterhouseCoopers has been our independent auditor since July 1998, when IMS became an independent publicly traded company.

Among its functions, the Audit Committee reviews the financial reporting process of IMS on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America, on management’s annual assessment of internal control over financial reporting, based on criteria established in Internal Control—an Integrated Framework issued by The Committee of Sponsoring Organizations of The Treadway Commission (collectively, “COSO”), and on the effectiveness, in all material respects, of internal control over financial reporting, based on the criteria established by COSO.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accounting firm, PricewaterhouseCoopers. The Audit Committee also examined with the independent registered public accounting firm the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements.

PricewaterhouseCoopers has confirmed to IMS that it is in compliance with the rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. The Audit Committee received and discussed with PricewaterhouseCoopers its written disclosures in the form of a letter as required by Independence Standards Board Standard No. 1. The Audit Committee has considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee James D. Edwards, Chairman H. Eugene Lockhart William C. Van Faasen Bret W. Wise

Fees Paid to Independent Registered Public Accounting Firm

The accounting firm of PricewaterhouseCoopers served as IMS’s independent auditors for the years ended December 31, 2006 and December 31, 2005. In addition to rendering audit services during those two years, PricewaterhouseCoopers performed various non-audit services for IMS worldwide.

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to IMS for services rendered by PricewaterhouseCoopers for the 2006 and 2005 fiscal years:

	2006	2005
	(in millions)
Audit fees(1)	$4.4	$3.9
Audit-related fees(2)	0.4	2.1
Tax fees(3)	2.1	1.4
Total	$6.9	$7.4

(1)          Audit fees principally include services related to the annual audit of the consolidated financial statements, audit of internal controls over financial reporting, statutory audits of foreign subsidiaries, SEC registration statements and other filings, and consultation on accounting matters. Audit fees increased in 2006 primarily as a result of additional foreign statutory requirements and a rate increase.

(2)          Audit-related fees consisted principally of due diligence services, audits of employee benefit plans, and financial accounting and reporting consultations for assurance and related services not already reported in Audit fees. The decrease in audit-related fees is primarily due to services rendered during 2005 in connection with a proposed merger with The Nielsen Company, formerly known as VNU N.V., which was terminated on November 17, 2005.

(3)          Tax fees relate primarily to professional services for expatriate tax services and tax compliance, advice and planning services. These services included U.S. and non-U.S. tax services. The increase in Tax fees related primarily to tax services rendered during 2006 related to a reorganization of certain non-U.S. subsidiaries.

All audit and non-audit services to be performed by IMS’s independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by SEC rules, the Committee also has delegated to its Chairperson and each member determined to be an “audit committee financial expert,” acting singly, the authority to pre-approve any audit or non-audit services if the need for pre-approval arises between regularly scheduled meetings. Such interim approvals, together with full documentation, are presented to the Committee at its next scheduled meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that the independent registered public accountants expect to provide or may provide during the next 12 months. The schedule will be specific as to the nature of the proposed services, the proposed fees and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the next 12 months.

A schedule of additional services proposed to be provided by the independent registered public accountants, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. Out of the services characterized above as Audit-related and Tax, none were billed pursuant to these provisions in fiscal 2006 without pre-approval.

The Audit Committee has considered the compatibility of non-audit services performed by PricewaterhouseCoopers with their independence. Our Committee has concluded that the provision of non-audit services by PricewaterhouseCoopers is compatible with that firm maintaining its independence from IMS and its management.

The Audit Committee has appointed PricewaterhouseCoopers as independent registered public accountants for IMS for the year ending December 31, 2007. Ratification of the appointment of PricewaterhouseCoopers requires the affirmative vote of a majority of the shares of Common Stock voting in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote on the matter. A representative of PricewaterhouseCoopers is expected to be available to answer appropriate questions at the Annual Meeting and is free to make statements during the meeting. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS.

PROPOSAL NO. 3: ELECT EACH DIRECTOR ANNUALLY

The proponent of a shareholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Company upon written or oral request to the Corporate Secretary or upon email request to imsbod@imshealth.com. The shareholder proposal, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

3—Elect Each Director Annually

RESOLVED: Comprehensive commitment to adopt annual election of each director. Shareholders request that our Directors take the steps necessary, in the most expeditious manner possible, to adopt annual election of each director. This includes using all means in our Board’s power such as corresponding special Company solicitations and one-on-one management contacts with major shareholders to obtain the vote required for formal adoption of this proposal topic.

This also includes complete transition from the current staggered system to 100% annual election of each director in one election cycle if feasible. Also to transition solely through direct action of our board if feasible.

This topic won our 76% support at our 2004 annual meeting. The Council of Institutional Investors www.cii.org formally recommends adoption of shareholder proposals without waiting for a second 76% or higher vote. At least one proxy advisory service has recommend a no-vote for directors who do not adopt a shareholder proposal after it wins one majority vote. This topic also won a 67% yes-vote average at 43 major companies in 2006. On a positive note our board terminated the poison pill on February 16, 2006 after our 81% supporting vote.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•       We were allowed to vote on individual directors only once in 3-years—Accountability concern.

•       Furthermore only one yes-vote from our 200 million voting shares could elect and entrench a director for 3-years under our obsolete plurality voting system.

•       We had to marshal an awesome 80% shareholder vote to make certain key governance improvements—Entrenchment concern.

•       Cumulative voting was not allowed.

•       Four directors were allowed to serve on 4 boards—Over-commitment concern.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for annual election of each director.

Elect Each Director Annually
Yes on 3

Statement of the Board of Directors Recommending a Vote Against Proposal No. 3.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST ADOPTION OF THIS PROPOSAL AT THE ANNUAL MEETING FOR THE FOLLOWING REASONS:

The Board of Directors takes the views of the Company’s shareholders seriously and has given careful consideration to the above proposal. After careful review, the Board has again determined that its classified board structure, which has been in place since the Company became an independent publicly-held entity in 1998, is in the best interests of the Company and its shareholders. Under the Company’s Certificate of Incorporation and By-Laws, the Board is comprised of three classes, with Directors elected to staggered three-year terms. Approximately one-third of the Company’s Directors stand for election each year, and the entire Board can be replaced in the course of three annual shareholders’ meetings, all held within approximately two years. The Board believes that an active, professional board of Directors benefits in many ways from classifying its Directors. And an experienced, knowledgeable board of Directors is a tremendous asset to the Company, ensuring that it is managed well and profitably for the benefit of its shareholders.

Under the current system, after an election, at least two-thirds of the Board will typically have had at least one year of experience as a Director of the Company, thereby providing them with solid knowledge of the Company’s business, a broader perspective of its operations and a better understanding of its future plans and opportunities. This enables the Directors to build on past experience for more effective long-term strategic planning and serves to moderate changes in corporate policies, business strategies and operations. Moreover, the Board believes that electing Directors to three-year, as opposed to one-year, terms also enhances the independence of non-management Directors by providing them with a longer assured term of office. It permits them to act independently and to focus on long-term interests of the Company and its shareholders without worrying whether they will be renominated by the other members of the Board each year. Three-year terms for Directors also assist the Company in attracting candidates who are willing to make a longer-term commitment to the Company. The Board believes that the continuity and quality of leadership promoted by a classified board structure helps create long-term value for the shareholders of the Company.

In addition, the Board believes that electing Directors to a classified board enhances an orderly transition of Directors from election to election and helps prevent abrupt changes in corporate policies, based on misplaced short-term objectives that might result if the entire Board could be replaced in one year. In our view, a classified board strikes the optimal balance between the ability of the shareholders to evaluate the Board’s performance and the need for continuity, stability and long-term strategic business considerations. The Board observes that numerous well-respected U.S. corporations and institutional investors have classified boards, including approximately 59% of the S&P 1,500 companies according to the 2006 Postseason Report by Institutional Shareholder Services, Inc.

A classified board structure is widely used by many major corporations to protect against unsolicited attempts to seize control of the Company. The classified Board is intended to encourage potential acquirors to negotiate with the Board rather than engaging in hostile and abusive takeover tactics. It does so by requiring two meetings of share holders to replace a majority of the Board and to dismantle other stockholder protection measures. By reducing the threat of an abrupt change in the composition of the entire Board, our classified board structure assists in providing the Board with an adequate opportunity to fulfill its duties to the Company’s shareholders to achieve the best results for all shareholders. Declassification of the Board could eliminate these benefits and make the Company a target for unsolicited hostile overtures from investor groups focusing on short-term financial gain and taking hostile takeover actions for a purchase price at less than fair value. Moreover, a mere attempt to obtain control, even if unsuccessful, can seriously disrupt the conduct of the business of a company and cause it to incur substantial expense.

The Board also believes that Directors elected to a classified board are no less accountable to shareholders than they would be if all Directors were elected annually. Nine of 10 members of the Board are independent Directors, and all Directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. In addition, the Board is committed to sound corporate governance practices and has implemented a variety of measures to further foster accountability, including adoption of Corporate Governance Principles that focus on independence and quality of members of the Board, its effective functioning and an annual evaluation of the Board and its committees. Accordingly, the Board does not believe that changing its classified board structure is necessary in order to make the Board more accountable to its shareholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. However, because the proposal is a recommendation, its approval would not automatically eliminate the classified Board. Elimination of the classified board structure would require amendment of the Company’s Certificate of Incorporation and Bylaws, which requires approval of the Board and shareholders of at least 80% of the outstanding voting stock of the Company.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST ADOPTION OF THIS PROPOSAL AT THE ANNUAL MEETING.

OTHER MATTERS

Other Business.   We know of no matters, other than those referred to in this Proxy Statement that will be presented at the Annual Meeting. If, however, any other appropriate business should properly be presented at the Meeting, the persons named in the enclosed proxy card will have discretion to vote on those matters for you.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement (and form of proxy) for presentation at our 2008 Annual Meeting of Shareholders, the proposal must be received by us, marked to the attention of Robert H. Steinfeld, Corporate Secretary, at our principal executive offices by November 30, 2007. As the rules of the SEC make clear, merely submitting a proposal does not guarantee its inclusion.

Under our Bylaws, and as permitted by SEC rules, certain procedures are provided that a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for Director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Corporate Secretary of IMS at 901 Main Avenue, Norwalk, Connecticut 06851. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2008 Annual Meeting no earlier than February 4, 2008, and no later than February 24, 2008.

If, however, the date of our 2008 Annual Meeting is advanced more than 20 days, or delayed more than 70 days, from May 4, 2008, we must receive notice no earlier than 90 days prior to the 2008 Annual Meeting date and no later than the close of business (i) 70 days prior to the 2008 Annual Meeting date or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever is later.

The nomination must contain the following information about the nominee:

• The information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a Director; and

•       A signed consent of the nominee to serve as a Director of IMS, if elected.

As to any other business a shareholder proposes to bring before the meeting, notice of a proposed item of business must include:

•       A brief description of the substance of, and the reasons for conducting, such business at the annual meeting;

•       The shareholder’s name and address;

•       The number of shares of common stock held by the shareholder (with supporting documentation where appropriate); and

•       Any material interest of the shareholder in such business.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As pro vided under SEC regulations, the “Report of the Audit Committee” and the “Report of the Human Resources Committee on Executive Compensation” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

SOLICITATION OF PROXIES

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the IMS 2006 Annual Report to Shareholders will be supplied to brokers, banks or nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Innisfree M&A Incorporated has been retained to assist in soliciting proxies at an estimated fee of $15,000 plus reimbursement of reasonable out-of-pocket expenses.

REDUCE MAILINGS

If more than one copy of our 2006 Annual Report to Shareholders has been mailed to your address and you wish to reduce the number of reports you receive and save us the cost of producing and mailing these reports or if you wish to receive your reports via the Internet, please let us know. We will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). At least one account must continue to receive an annual report and proxy statement either via mail or via Internet delivery.

By Order of the Board of Directors,

ROBERT H. STEINFELD
Senior Vice President, General Counsel and Corporate Secretary
Dated: March 29, 2007 Norwalk, Connecticut

APPENDIX A

IMS HEALTH INCORPORATED

Director Independence Standards
(Excerpts from Guidelines for Determining Director Independence)

The Board of Directors of IMS Health Incorporated has adopted “Guidelines for Determining Director Independence” (the “Guidelines”) which may be viewed on the Internet at http://www.imshealth.com. The Guidelines provide a basis for determining that individual Directors are “independent,” meaning that each Director has no material relationship with IMS, directly or indirectly, that would interfere with his or her exercise of independent judgment as a Director of IMS. This determination, to be made annually, helps assure the quality of the Board’s oversight of management, reduces the possibility of damaging conflicts of interest, and complies with the listing standards of the New York Stock Exchange (“NYSE”) applicable to IMS.

The NYSE requires a listed company to disclose in its proxy statement its specific categorical standards of director independence. Section 2 of our Guidelines is reprinted below, setting forth our categorical standards for director independence:

(2) Objective Factors Demonstrating Director Independence—IMS’s Categorical Standards.   Absent unusual circumstances, a Director meeting the requirements of (1) above [Note: Section (1) contains the stated NYSE bright line criteria for director “independence”] will be deemed to be independent under IMS’s categorical standards if, during the current year and the preceding three years, the Director and his or her immediate family members:

(a)       Have not had, during 2005 or earlier years, a transaction or relationship with IMS triggering disclosure under Item 404(a) or (b) of Regulation S-K under the Securities Exchange Act of 1934 as then in effect;

Note: A charitable organization that employs the Director will be treated as a business entity and IMS contributions to it will be treated as payments in applying Item 404(b);

(b)       Have not had, during 2006 and later years, a direct or indirect material interest in a transaction in which IMS was a participant triggering disclosure under Item 404(a) of Regulation S-K as in effect from November 7, 2006; and

(c)       Have not had an “interlocking” relationship in 2005 or earlier years, of the type required to be disclosed under Item 402(j)(3) of Regulation S-K or, in 2006 or later years, of the type required to be disclosed under Item 407(e)(iii) of Regulation S-K as in effect from November 7, 2006 (in both cases this can arise where a Director is an executive officer of another entity and an executive officer of IMS is a Director of the other entity, if either of the two individuals has authority to set the compensation of the other).

[Sections 1, 3, 4 and 5 omitted]

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

IMS HEALTH INCORPORATED

May 4, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.			THE BOARD OF DIRECTORS RECOMENDS THAT YOU VOTE “FOR” ITEM 2.
1. Election of Directors.			2.	Ratification of the appointment of	FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	NOMINEES: James D. Edwards		PricewaterhouseCoopers LLPas Independent Registered Public Accounting Firm for 2007.	☐	☐	☐
☐	WITHHOLD AUTHORITY	William C. Van Faasen Bret W. Wise	THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST”
	FOR ALL NOMINEES		ITEM 3.
					FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)		3.	Approval of the shareholder proposal relating to the election of each Director annually.	☐	☐	☐

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder		Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

IMS HEALTH INCORPORATED
2007 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS ON MAY 4, 2007.

The undersigned shareholder hereby appoints DAVID R. CARLUCCI, LESLYE G. KATZ and ROBERT H. STEINFELD, and each of them, officers and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of IMS Health Incorporated, to be held at The Greenwich Hyatt, Greenwich, Connecticut on Friday, May 4, 2007, at 11:30 a.m. and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the undersigned shareholder. If no direction is made, the proxy will be voted “FOR” All Nominees under Item 1, the election of James D. Edwards, William C. Van Faasen and Bret W. Wise, “FOR” Item 2, the ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2007, and “AGAINST” Item 3, the approval of the shareholder proposal relating to the election of each Director annually.

For participants in the IMS Health Incorporated Savings Plan that have contributions invested in IMS Common Stock, this proxy card will serve as a voting instruction for the Trustee of the Plan. Participants must return their proxy cards prior to April 30, 2007. American Stock Transfer & Trust Company will then forward the proxy cards to the Trustee. If a participant’s proxy card is not received before April 30, 2007 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, the Trustee will vote the participant’s shares of Common Stock in the same proportion as other shares of Common Stock held in the Plan for which the Trustee received timely instructions.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

IMS HEALTH INCORPORATED

May 4, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR-	COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone	ACCOUNT NUMBER
and follow the instructions. Have your proxy card
available when you call. - OR - INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.			THE BOARD OF DIRECTORS RECOMENDS THAT YOU VOTE “FOR” ITEM 2.
1. Election of Directors.			2.	Ratification of the appointment of	FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	NOMINEES: James D. Edwards		PricewaterhouseCoopers LLPas Independent Registered Public Accounting Firm for 2007.	☐	☐	☐
☐	WITHHOLD AUTHORITY	William C. Van Faasen Bret W. Wise	THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST”
	FOR ALL NOMINEES		ITEM 3.
					FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)		3.	Approval of the shareholder proposal relating to the election of each Director annually.	☐	☐	☐

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder		Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.